Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

among

PATTERSON-UTI ENERGY, INC.,

as the Buyer

each of the parties listed on the signature pages hereto as a Seller,

MULTI-SHOT, LLC

as the Company

and

MS INCENTIVE PLAN HOLDCO, LLC

as the Sellers Representative

Dated as of September 4, 2017

i

(Continued)

(Continued)

(Continued)

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Registration Rights Agreement

i

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of September 4, 2017 (this “Agreement”), among Patterson-UTI Energy, Inc., a Delaware corporation (the “Buyer”), the undersigned holders of limited liability company interests of the Company (each, a “Seller” and, collectively, the “Sellers”), Multi-Shot, LLC, a Texas limited liability company (the “Company”), and MS Incentive Plan Holdco, LLC, a Delaware limited liability company, solely in its capacity as the Sellers Representative hereunder (the “Sellers Representative”).

RECITALS

A. The Sellers own 100% of the issued and outstanding limited liability company interests (the “Units”) of the Company.

B. The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, the Units, upon the terms and subject to the conditions of this Agreement.

C. Contemporaneously with the execution of this Agreement, each of Allen Neel, Paul Culbreth, and Ron Whitter (the “Key Employees”) have entered into a new Employment Agreement with the Company (collectively, the “Key Employment Agreements”), which shall become effective as of and contingent upon the Closing.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, demand, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Cash Closing Consideration” means $75,000,000 plus (i) the Estimated Cash, plus (ii) the Working Capital Overage, if any, minus (iii) the Estimated Indebtedness, minus (iv) the Working Capital Underage, if any, minus (v) the Estimated Transaction Expenses.

“Aggregate Closing Consideration” means, collectively, the Aggregate Cash Closing Consideration, the Aggregate Stock Closing Consideration, and the Fractional Share Cash Amount.

“Aggregate Stock Closing Consideration” means the Aggregate Stock Consideration minus the Indemnity Escrow Shares.

“Aggregate Stock Consideration” means 8,798,391 Buyer Common Shares less the aggregate number of fractional share interests, if any, in respect of which Buyer will make a cash in lieu of payment pursuant to Section 2.2(b)(i)(B)(2) and Section 2.2(c).

“Ancillary Agreements” means the Escrow Agreement and the Registration Rights Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Buyer Common Shares” means shares of common stock of Buyer, par value $0.01 per share.

“Buyer Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Buyer or (b) materially impairs the ability of the Buyer to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (a) only, Buyer Material Adverse Effect shall not include any event, change, circumstance, occurrence or effect resulting from (i) changes or developments generally affecting the industries in which the Buyer operates, or the economy or the financial or securities markets, in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, including fluctuations in oil and natural gas prices, (ii) the outbreak or escalation of hostilities or any acts of war or terrorism, or (iii) changes in Law or GAAP; provided further, that, with respect to the foregoing clauses (i)-(iii), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Buyer in comparison to other Persons in the Buyer’s industry.

“Calculation Time” means 11:59 pm Central Time on the day immediately preceding the Closing Date.

“Cash” means, as at a specified date, the aggregate amount of all cash and cash equivalents of the Company determined in accordance with GAAP, net of any Restricted Cash.

“Company Operating Agreement” means the Fifth Amended and Restated Company Agreement of the Company, dated March 30, 2016, by and among the Company and the members of the Company party thereto, as subsequently amended or amended and restated from time to time.

“Compensation Costs” means (i) all liabilities with respect to any current employee, officer, current or former individual engaged as an independent contractor or manager of the Company that arise and become due and payable before or on, or are attributable to the period prior to, the Closing Date and that are unpaid as of the Closing with respect to deferred compensation, wage payments, any liabilities with respect to exclusion from participation in any Plan, and any employment Taxes or any penalties due and payable by the Company with respect to the foregoing that are unpaid as of to the Closing; and (ii) all liabilities with respect to any former employee, officer, individual engaged as an independent contractor or manager of the Company that arise and become due and payable before or on the Closing Date and that are unpaid as of to the Closing, including all liabilities with respect to any Plan, all accrued salary, fees, deferred compensation, severance and vacation obligations, all workers’ compensation claims, any liability in respect of accrued but unpaid bonuses for the prior fiscal year and for the period commencing on the first day of fiscal year and ending on the Closing Date, and any employment Taxes payable by the Company with respect to the foregoing that are unpaid as of the Closing, in each case except to the extent such liabilities are accrued and reflected as a current liability in the Closing Balance Sheet or otherwise included among the Transaction Expenses.

“Contract” means any contract or agreement, whether written or oral.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of managers, directors or similar body governing the affairs of such Person.

“Credit Agreement” means that certain Credit Agreement, dated as of January 30, 2015, among the Company and the lenders party thereto, as amended from time to time.

“Denham” means, Denham Capital Management LP, any funds or investment vehicles managed by Denham Capital Management LP or any of its Affiliates, and any portfolio companies of any of the foregoing (other than Denham Seller).

“Denham Seller” means, Multi-Shot Holding Corporation, a Delaware corporation.

“Encumbrance” means any charge, claim, limitation, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment or right of first refusal, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company and that, together with the Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Continental Stock Transfer & Trust Company, or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by the Buyer, the Sellers Representative and the Escrow Agent, substantially in the form of Exhibit A.

“Estimated Purchase Price” means the sum of (i) the Aggregate Cash Closing Consideration and (ii) the product of (a) the Aggregate Stock Consideration and (b) the Price Per Share.

“Fraud” means an intentional and willful misrepresentation by a party with respect to the making of any representation or warranty expressly contained herein.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Government Official” includes (i) any officer, employee or agent of any government or any other Governmental Authority (including any business or corporate Person owned, majority controlled, or managed by a government, such as a government-owned or government-controlled oil company or bank) thereof, or any Person acting in an official capacity or performing public duties or functions on behalf of any such government or Governmental Authority; (ii) any political party or official thereof; (iii) any candidate for public office; or (iv) any officer, employee or agent of a public international organization, including the United Nations, the International Monetary Fund or the World Bank.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Inbound License Agreement” means any Contract granting to the Company any right under or with respect to any Intellectual Property owned by a third Person.

“Indebtedness” means, without duplication (but before taking account the consummation of the transactions contemplated hereby), (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by the Company to a lender pursuant to a customary payoff letter, in each case, in respect of

(A) all indebtedness for borrowed money of the Company, (B) indebtedness of the Company evidenced by notes, debentures, bonds or other similar instruments, and (C) all obligations of the Company with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company thereunder); (ii) all obligations under capitalized leases with respect to which the Company is liable, determined in accordance with GAAP; (iii) any amounts owed by the Company for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (iv) unpaid management fees owed by the Company to any Related Party of the Company; (v) all deposits and monies received in advance; (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons for the payment of which the Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations and (viii) $2,917,888.00, representing the Company’s estimate of its aggregate obligations with respect to the sales and use Tax audit conducted by the Comptroller of Public Accounts of the State of Texas with respect to the taxable period from 2008-2012, or such other amount of the Company’s actual obligations arising with respect to such Tax audit to the extent known on or prior to the Closing.

“Indemnity Escrow Fund” means the Indemnity Escrow Shares deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any dividends or other amounts earned thereon.

“Indemnity Escrow Shares” means 1,256,913 Buyer Common Shares.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Knowledge” means, (a) with respect to a Seller, his, her or its actual knowledge, (b) with respect to the Company, the actual knowledge of Allen Neel, Paul Culbreth, Ron Whitter and Morgan Culbreth, and (c) with respect to the Buyer, the actual knowledge of William Andrew Hendricks, Jr., John E. Vollmer, Kenneth N. Berns and Seth D. Wexler, in each case including the knowledge of such facts and other information that as of the date of determination would be imputed to such Persons upon reasonably due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems and improvements located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (a) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or (b) materially impairs the ability of any Seller to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (a) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence or effect resulting from (i) changes or developments generally affecting the industries in which the Company operates, or the economy or the financial or securities markets, in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, including fluctuations in oil and natural gas prices, (ii) the outbreak or escalation of hostilities or any acts of war or terrorism, or (iii) changes in Law or GAAP; provided further, that, with respect to the foregoing clauses (i)-(iii), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Company in comparison to other Persons in the Company’s industry.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company minus (ii) the current liabilities of the Company, in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with the Applicable Accounting Principles; provided, however, for the avoidance of doubt, Net Working Capital shall exclude any amounts relating to or included in Cash (including Restricted Cash), Indebtedness and Transaction Expenses to the extent such amounts are reflected in the calculation of the Purchase Price (to avoid any double-counting with any other adjustments) and any current or deferred Tax assets or deferred Tax liabilities.

“NGP” means, NGP Energy Capital Management, L.L.C., any funds or investment vehicles managed by NGP Energy Capital Management, L.L.C. or any of its Affiliates, and any portfolio companies of any of the foregoing (other than NGP Seller).

“NGP Seller” means NGP MS Holdings, LLC, a Delaware limited liability company.

“Open Source Materials” means any software that is licensed, distributed or conveyed under a Contract that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated or with which such software is distributed or that is derived from such software, be disclosed or distributed to third parties in source code form, delivered to third parties at no charge or be licensed, distributed or conveyed to third parties under the same terms as such Contract.

“Outbound License Agreement” means any Contract under which the Company grants to a third party any rights under or with respect to any Intellectual Property owned by the Company, excluding any Contracts granting non-exclusive licenses in the ordinary course of business.

“Owned Real Property” means all real property owned by the Company, together with all structures, facilities, fixtures, systems and improvements located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Taxes” means (a) fifty percent (50%) of any Transfer Taxes, (b) any Taxes for which the Company is or could be liable with respect to any Pre-Closing Period or the pre-Closing portion of any Straddle Period and (c) fifty percent (50%) of any court costs and reasonable fees of attorneys, accountants and other experts and other reasonable costs and expenses incurred in connection with any claim with respect to any such Transfer Taxes.

“Price Per Share” means $19.89.

“Pro Rata Share” with respect to each Seller means the ratio of (a) the portion of the Aggregate Closing Consideration allocated to such Seller as set forth in the Sellers’ Allocation Schedule divided by (b) the Aggregate Closing Consideration, expressed as a percentage, in each case valuing the Aggregate Stock Consideration at the Price Per Share.

“Purchase Price” means the Estimated Purchase Price, subject to adjustment in accordance with Section 2.4.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by the Company and each of the Sellers at the Closing, a form of which is attached hereto as Exhibit B.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, manager, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past two years has served as a director, manager, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person. Notwithstanding the foregoing, for purposes of this Agreement, no portfolio company of Denham or NGP shall be deemed to be a “Related Party” of the Company.

“Representatives” means, with respect to any Person, the officers, managers, directors, principals, employees, individuals engaged as an independent contractors, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Cash” means all Cash and Cash equivalents that are not freely useable and available to the Company because they are subject to restrictions or limitations on use or distribution either by contract or for regulatory or legal purposes other than restrictions or limitations on distribution pursuant to the Credit Agreement.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Target Net Working Capital” means $30,440,000.

“Tax” or “Taxes” means (i) any and all foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, personal property (tangible and intangible), real property (including general and special assessments), goods and services, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, deed recording fee, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or addition thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other written agreement to indemnify any other Person.

“Tax Returns” means any return, report, information return or other document (including any related or supporting information) required to be filed with any Taxing Authority in connection with the determination, assessment, or collection of any Tax paid or payable by the Company.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of any Seller) in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, in each case to the extent incurred on or prior to the Closing and unpaid prior to the Closing, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; and (iii) any change of control payments, transaction incentive plan payments, bonuses, severance or termination obligations pursuant to a Plan and payable on or prior to Closing by the Company as a direct result of the transactions contemplated hereby, including any Taxes payable in connection therewith, including all payments by the Company, if any, under the Multi-Shot, LLC Transaction Incentive Plan and, in the case of each of the foregoing, any Taxes payable by the Company in connection therewith, regardless of how or when such amounts are paid, but not including any severance obligations payable on or after Closing as a result of a termination of employment caused by, or made at the direction of, Buyer or its Affiliates.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, deed recording fee, gross receipts, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges imposed by any Governmental Authority as a result of, or payable or collectible or incurred in connection with, the transaction contemplated by this Agreement.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the absolute amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Additional Listing Application	6.15
Agreement	Preamble
Allocation	2.5
Applicable Accounting Principles	2.3
Buyer	Preamble
Buyer Benefit Plans	6.16(a)
Buyer Fundamental Representations	8.2(a)
Buyer’s Notice of Disagreement	2.3
Cap Amount	6.13(d)
CERCLA	4.16(f)(iii)
Claim Notice	9.4(a)
Closing	2.2(a)
Closing Balance Sheet	2.4(a)
Closing Cash	2.4(a)
Closing Date	2.2(a)
Closing Indebtedness	2.4(a)
Closing Net Working Capital	2.4(a)
Closing Transaction Expenses	2.4(a)
Company	Preamble

Definition	Location
Company Fundamental Representations	8.3(a)
Company Registered IP	4.14(e)
Confidential Information	6.7(b)
Confidentiality Agreement	6.7(a)
Continuing Employee	6.16(a)
Current Representation	11.19(b)
Debt Payoff Letter	2.2(d)
Deductible	9.5
Designated Person	11.19(b)
Direct Claim	9.4(d)
Directors	6.12
Disclosure Schedules	Article III
Environmental Laws	4.16(f)(i)
Environmental Permits	4.16(f)(ii)
ERISA	4.10(a)(i)
Estimated Cash	2.3
Estimated Indebtedness	2.3
Estimated Net Working Capital	2.3
Estimated Transaction Expenses	2.3
Export Approvals	4.24(b)(i)
Final Closing Statement	2.4(a)
Financial Statements	4.6(a)
Fractional Share Cash Amount	2.2(c)
Hazardous Substances	4.16(f)(iii)
HSR Act	3.3(b)
Incentive Units	2.1
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Independent Accounting Firm	2.4(c)
Interim Financial Statements	4.6(a)
IRS	4.10(b)
Key Employees	Recitals
Key Employment Agreements	Recitals
Losses	9.2
Material Contracts	4.17(a)
Multiemployer Plan	4.10(c)
Multiple Employer Plan	4.10(c)
NASDAQ	42
Net Adjustment Amount	2.4(f)(i)
Notice of Disagreement	2.4(b)
Payoff Indebtedness	2.2(b)(iii)
Permits	4.8(b)
Permitted Encumbrances	4.12(a)
Personally Identifiable Information	4.20(b)
Post-Closing Representation	11.19(b)

Definition	Location
Pre-Closing Claims	6.5
Pre-Closing Matters	6.5
Pre-Closing Period	7.1
Preliminary Closing Balance Sheet	2.3
Preliminary Closing Statement	2.3
Privileged Communications	11.19(c)
Purchase Price Allocation Schedule	2.5
Purchaser SEC Filings	5.8
Release	4.16(f)(iv)
Released Parties	6.5
Remediation	4.16(f)(v)
Securities Act	3.5
Seller	Preamble
Seller Fundamental Representations	8.3(a)
Sellers	Preamble
Sellers Representative	Preamble
Sellers’ Allocation Schedule	2.2(f)
Straddle Period	7.1
Tax Allocation Purchase Price	2.5
Tax Proceeding	7.2
Third Party Claim	9.4(a)
Transaction Expenses Payoff Instructions	2.2(e)
Units	Recitals
WARN Obligation	6.16(c)

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Units. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver the Units to the Buyer, free and clear of all Encumbrances, and the Buyer, in reliance on the representations, warranties and covenants of the Sellers and the Company contained herein, shall purchase the Units from the Sellers in exchange for the payment of the Purchase Price as provided in this Article II. Effective as of the Closing, all Tier I, Tier II, Tier III and Tier IV Units of the Company (collectively, the “Incentive Units”) shall be cancelled without the payment of any consideration therefor. Prior to the Closing, the Company shall take all actions necessary to effectuate such cancellation.

Section 2.2 Closing.

(a) The sale and purchase of the Units shall take place at a closing (the “Closing”) to be held at the Houston, Texas offices of Gibson, Dunn & Crutcher LLP at 10:00 a.m., Houston time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions), or at such other place or at such other time or on such other date as the Sellers Representative and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) At the Closing:

(i) the Buyer shall issue or pay, as applicable, or cause to be issued or paid, as applicable, to each applicable Seller:

(A) the Aggregate Stock Closing Consideration, free and clear of all Encumbrances (other than Encumbrances created by the applicable Seller or arising under applicable securities Laws); and

(B) an amount equal to the sum of (1) the Aggregate Cash Closing Consideration and (2) the Fractional Share Cash Amount;

(ii) the Buyer shall deposit or cause to be deposited the Indemnity Escrow Shares in an account with the Escrow Agent, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(iii) the Buyer shall deliver or cause to be delivered on behalf of the Company the amount payable to each counterparty or holder of Indebtedness identified on Section 2.2(b)(iii) of the Disclosure Schedules (the “Payoff Indebtedness”) in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;

(iv) the Buyer shall deliver or cause to be delivered on behalf of the Company the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement; provided, that, notwithstanding the foregoing, the Buyer shall deliver or cause to be delivered to the Company any Estimated Transaction Expenses that constitute compensation income to any employee or former employee of the Company, and the Company shall pay such amounts, less any required Taxes, to the employee or former employee on the next regularly scheduled payroll date that is at least five Business Days following the Closing;

(v) each Seller shall deliver or cause to be delivered to the Buyer duly endorsed assignments of its respective Units;

(vi) the Buyer shall deliver to the Sellers Representative an executed counterpart of:

(A) the Registration Rights Agreement; and

(B) the Escrow Agreement;

(vii) each Seller shall deliver to the Buyer an executed counterpart of the Registration Rights Agreement; and

(viii) the Sellers Representative shall deliver to the Buyer an executed counterpart of the Escrow Agreement.

(c) At least two Business Days prior to the Closing Date, the Sellers Representative shall notify Buyer of the aggregate number of fractional share interests that would otherwise be issued to the Sellers Representative on behalf of the Sellers in exchange for the Units, and the Fractional Share Cash Amount to be delivered in lieu thereof. Notwithstanding anything to the contrary contained herein, no fractional Buyer Common Shares shall be issued to the Sellers Representative on behalf of the Sellers in exchange for Units, no dividend or distribution with respect to Buyer Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Buyer. In lieu of the issuance of any such fractional share, at Closing, the Buyer shall pay to the Sellers Representative, on behalf of and for delivery to each applicable Seller who otherwise would receive any such fractional share, an aggregate amount in cash (rounded to the nearest cent) determined by multiplying (i) the Price Per Share by (ii) the fraction of a Buyer Common Share (rounded to the nearest thousandth when expressed in decimal form) which the Seller would otherwise be entitled to receive pursuant to Section 2.2(b)(i)(A) (such aggregate amount, the “Fractional Share Cash Amount”).

(d) At least two Business Days prior to the Closing Date, the Sellers Representative shall deliver to the Buyer a customary payoff letter duly executed by each holder of Payoff Indebtedness confirming the total payment required to be made as of the Closing Date to repay in full the applicable Payoff Indebtedness and including an agreement by the applicable payee (to the extent applicable to such Payoff Indebtedness) that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by the Buyer to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Company all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness (each such payoff letter, a “Debt Payoff Letter”).

(e) With respect to any Transaction Expenses which will not have been paid in full prior to the Closing Date, at least two Business Days prior to the Closing Date, the Sellers Representative shall submit to the Buyer reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee (subject to redaction to preserve confidential information of the Sellers or attorney-client communications) (the “Transaction Expenses Payoff Instructions”).

(f) Following the Closing, the Aggregate Stock Closing Consideration, the Aggregate Cash Closing Consideration and the Fractional Share Cash Amount shall be distributed by the Sellers Representative to the Sellers in accordance with Article V of the Company Operating Agreement. The Sellers Representative will provide the Buyer with a schedule allocating the Aggregate Closing Consideration among the Sellers and setting forth each Seller’s Pro Rata Share at least three Business Days prior to the Closing Date (the “Sellers’ Allocation Schedule”). The Buyer shall have no responsibility for the accuracy of the allocations set forth in the Sellers’ Allocation Schedule.

(g) Except as set forth in Section 2.2(b)(iv) above, all cash payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

Section 2.3 Closing Estimates. At least four Business Days prior to the anticipated Closing Date, the Sellers Representative shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) that shall include and set forth (i) an estimated balance sheet of the Company, as of the Calculation Time (the “Preliminary Closing Balance Sheet”), (ii) a good-faith estimate of (A) Net Working Capital based on the Preliminary Closing Balance Sheet (the “Estimated Net Working Capital”), (B) Indebtedness (the “Estimated Indebtedness”), (C) Cash (the “Estimated Cash”) and (D) all Transaction Expenses that are accrued or expected to be due and remain unpaid as of the Closing (the “Estimated Transaction Expenses”) (with each of Estimated Net Working Capital, Estimated Cash and Estimated Indebtedness determined as of the Calculation Time and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein) and (iii) on the basis of the foregoing, a calculation of the Estimated Purchase Price; provided, for the avoidance of doubt, that, in making such calculations, Estimated Net Working Capital shall exclude any amounts relating to or included in Estimated Cash, Estimated Indebtedness, and Estimated Transaction Expenses to avoid any double-counting of any particular adjustment. Estimated Net Working Capital, Estimated Indebtedness and Estimated Cash shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet (provided, that in the event of a conflict between GAAP and consistent application thereof, GAAP shall prevail), subject to such differences in accounting principles, policies and procedures as are set forth on Section 2.3 of the Disclosure Schedules (GAAP as so modified pursuant to Schedule 2.3, the “Applicable Accounting Principles”). All calculations of Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses shall be accompanied by a certificate of a duly authorized officer of the Company certifying that such estimates have been calculated in good faith in accordance with this Agreement. Without limiting any of the Buyer’s other rights or remedies, the Buyer may object that any of the foregoing has not been calculated in good faith or in a manner consistent with the terms hereof by delivering to the Sellers Representative a written notice of its disagreement at least two Business Days prior to the anticipated Closing Date (the “Buyer’s Notice of Disagreement”), specifying in reasonable detail the nature of its objections to the

Sellers Representative’s estimates. The Sellers Representative and the Buyer in good faith shall seek to resolve in writing any objections set forth in the Buyer’s Notice of Disagreement prior to the Closing, and the Sellers Representative shall make such revisions to the disputed items as may be mutually agreed between the Sellers Representative and the Buyer; provided, that if and to the extent that the Buyer and the Sellers Representative have not resolved all such differences by the close of business on the Business Day prior to the anticipated Closing Date, the parties shall proceed to close based upon the Preliminary Closing Statement as prepared by the Sellers Representative (with such modifications as may have been mutually agreed between the Sellers Representative and the Buyer prior to the Closing Date in accordance with this Section 2.3) or as otherwise agreed to by the Sellers Representative and the Buyer before the Closing. For the avoidance of doubt, any failure of the Buyer to raise any objection or dispute in the Buyer’s Notice of Disagreement shall not in any way prejudice Buyer’s right to raise any matter in the Final Closing Statement.

Section 2.4 Post-Closing Adjustment of Purchase Price.

(a) Within 90 days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Sellers Representative a written statement (the “Final Closing Statement”) that shall include and set forth (i) a balance sheet of the Company, as of the Calculation Time (the “Closing Balance Sheet”) and (ii) a calculation of the actual (A) Net Working Capital (the “Closing Net Working Capital”), (B) Indebtedness (the “Closing Indebtedness”), (C) Cash (the “Closing Cash”), and (D) Transaction Expenses (the “Closing Transaction Expenses”) (with each of Closing Net Working Capital, Closing Indebtedness and Closing Cash determined as of the Calculation Time and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein); provided, for the avoidance of doubt, that, in making such calculations, Closing Net Working Capital shall exclude any amounts included in Closing Cash, Closing Indebtedness, and Closing Transaction Expenses to avoid any double-counting of any particular adjustment. Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be calculated in accordance with the Applicable Accounting Principles. All calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be accompanied by a certificate of a duly authorized officer of the Buyer certifying that such amounts have been prepared in good faith in accordance with this Agreement. If the Buyer does not deliver the Final Closing Statement to the Sellers Representative within 90 days after the Closing Date, then, at the election of the Sellers Representative (acting in its sole discretion), either (x) the Sellers Representative may prepare and present the Final Closing Statement within an additional 30 days thereafter or (y) the Preliminary Closing Statement will be deemed to be the Final Closing Statement in accordance with this Section 2.4(a). If the Sellers Representative elects to prepare the Final Closing Statement in accordance with the immediately preceding sentence, then all subsequent references in this Section 2.4 to the Buyer, on the one hand, and the Sellers Representative, on the other hand, will be deemed to be references to the Sellers Representative, on the one hand, and the Buyer, on the other hand, respectively.

(b) The Final Closing Statement shall become final and binding on the 30th day following delivery thereof, unless prior to the end of such period, the Sellers Representative delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Sellers Representative and the Sellers shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.4(c).

(c) During the 15-day period following delivery of a Notice of Disagreement by the Sellers Representative to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Sellers Representative and the Buyer within such 15-day period shall be final and binding with respect to such items, and if the Sellers Representative and the Buyer agree in writing on the resolution of each disputed item specified by the Sellers Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Sellers Representative and the Buyer have not resolved all such differences by the end of such 15-day period, either party shall have the right to submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), each item in the Final Closing Statement remaining in dispute after such 15th day. Within 10 days of submission of any such disputed amount to the Independent Accounting Firm, both the Buyer and the Sellers Representative shall enter into the Independent Accounting Firm’s standard engagement letter and shall instruct the Independent Accounting Firm to render its decision within 45 days of its referral. The Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, which determination shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. The Independent Accounting Firm shall consider only those items and amounts in the Sellers Representative’s and the Buyer’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses that are identified as being items and amounts to which the Sellers Representative and the Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be KPMG LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Sellers Representative and the Buyer. If KPMG declines to accept such engagement and the Sellers Representative and the Buyer are unable to select an alternative Independent Accounting Firm within five Business Days of the expiration of the 15-day period referred to above, then either the Sellers Representative or the Buyer may thereafter request that the American Arbitration Association select an Independent Accounting Firm. The Sellers Representative and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 11.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(d) The costs of any dispute resolution pursuant to Section 2.4(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Sellers and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e) The Buyer and the Sellers Representative will, and will cause the Company to afford to the Buyer and its Representatives, in the case of the Sellers Representative, and to afford to the Sellers Representative and its Representatives, in the case of the Buyer, reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital, Cash, Indebtedness and Transaction Expenses as specified in this Section 2.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f) The Estimated Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.4 minus the Estimated Net Working Capital, plus (B) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to this Section 2.4, plus (C) the Closing Cash as finally determined pursuant to this Section 2.4 minus the Estimated Cash, plus (D) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to this Section 2.4.

(ii) If the Net Adjustment Amount is positive, the Estimated Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, the Buyer shall pay the Net Adjustment Amount to the Sellers Representative, on behalf of and for delivery by the Sellers Representative to each applicable Seller.

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, the Sellers shall each pay their Pro Rata Share of the Net Adjustment Amount to the Buyer. In the event that any Seller shall fail to pay such amount of such deficiency within the time period set forth in Section 2.4(g), the Buyer may, in its sole discretion, deliver written notice to the Escrow Agent and the Sellers Representative specifying such amount, and the Escrow Agent shall deliver a number Buyer Common Shares from the Indemnity Escrow Fund to the Buyer equal to (x) the amount of such deficiency divided by (y) the Price Per Share, in accordance with the terms of the Escrow Agreement; provided, that the defaulting Seller (A) shall promptly restore the Indemnity Escrow Fund to the extent any Buyer Common Shares are so distributed therefrom and (B) shall remain liable in the event the Indemnity Escrow Fund is insufficient to cover the amount of such deficiency. No failure on the part of the Buyer to deliver a notice as specified in the immediately preceding sentence shall relieve the Seller of the obligation to pay the amount of such deficiency to the Buyer.

(g) Payments in respect of Section 2.4(f) shall be made in cash within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.4 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

Section 2.5 Tax Treatment and Purchase Price Allocation. The parties to this Agreement intend that the purchase by the Buyer and sale by the Sellers contemplated hereunder shall be treated for tax purposes in a manner consistent with Revenue Ruling 99-6, Situation 2. The Buyer shall prepare and provide to the Sellers Representative within 60 days after all adjustments to the Purchase Price pursuant to Section 2.4 have been completed in accordance with the terms thereof, a schedule (the “Purchase Price Allocation Schedule”) allocating the amounts paid and the liabilities assumed in connection with the transactions contemplated by this Agreement, adjusted as necessary to determine the purchase price of the Company assets Buyer is treated as purchasing hereunder for federal income tax purposes (the “Tax Allocation Purchase Price”), among such assets. The Purchase Price Allocation Schedule shall be prepared in accordance with the general principles of Section 1060 of the Code and the Treasury Regulations pursuant thereto or any successor provision. Unless the Sellers Representative objects to the Purchase Price Allocation Schedule within 30 days after receipt thereof, such Schedule shall become final. If the Sellers Representative objects to the Purchase Price Allocation Schedule within 30 days of receipt, then the Buyer and the Sellers Representative shall use commercially reasonable efforts to agree, within 30 days of the Sellers Representative’s objection to the Purchase Price Allocation Schedule, to an allocation of the Tax Allocation Purchase Price among the purchased assets hereunder for federal income tax purposes that is consistent with the allocation methodology provided by Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). If the Buyer and the Sellers Representative cannot agree on an appropriate Allocation within the time period specified in the preceding sentence, then the Buyer and the Sellers shall not be bound by the Allocation. If, however, the Allocation is agreed to by the Buyer and the Sellers Representative (including, for the avoidance of doubt, if the Sellers Representative does not object to the Purchase Price allocation Schedule delivered Buyer within the period specified in this Section 2.5), then the Buyer and the Sellers agree to report based on the Allocation and shall file all Tax Returns that are required to be filed in connection with transactions contemplated by this Agreement in a manner consistent therewith, and neither the Buyer nor the Sellers shall take any position (whether in Tax proceedings, on Tax Returns, or otherwise) that is inconsistent with such allocation statement except as may be subsequently adjusted pursuant to an audit by IRS or by court decision.

Section 2.6 Sellers Representative.

(a) Each Seller, by his, her or its execution of this Agreement, hereby consents to the terms of this Section 2.6 and to the appointment of MS Incentive Plan Holdco, LLC as such Seller’s representative and attorney-in-fact, with full power of substitution to act on behalf of the Sellers to the extent and in the manner set forth in this Agreement and the Escrow Agreement. All decisions, actions, consents and instructions by the Sellers Representative with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including all decisions, actions, consents and instructions relating to the defense or settlement of any claims for indemnification, and the Sellers Representative’s allocation of the Aggregate Closing Consideration or any other payment made by the Buyer hereunder among the Sellers, shall be binding upon all Sellers. The provisions of this Section 2.6, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Sellers, or by operation of Law, whether by death or other event.

(b) In the event the Sellers Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Sellers (acting by the vote of the Sellers who immediately prior to the Closing held a projected interest in the Purchase Price equal to or greater than a majority of the projected Purchase Price) shall select another representative to fill the vacancy of the Sellers Representative, and such substituted representative shall be deemed to be the Sellers Representative for all purposes under this Agreement and the Ancillary Agreements.

(c) The Buyer shall be entitled to rely on any decision, action, consent or instruction of the Sellers Representative in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby as being the decision, action, consent or instruction of the Sellers, and the Buyer is hereby relieved from any liability to any Person for acts done in accordance with any such decision, action, consent or instruction. The Buyer shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, MS Incentive Plan Holdco, LLC, purporting to act as the Sellers Representative under or pursuant to this Agreement or the Ancillary Agreements or in connection with any of the transactions contemplated by this Agreement, has been unconditionally authorized by Sellers to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and no Seller shall institute any claim, lawsuit, arbitration or other proceeding against the Buyer or any of its Affiliates alleging that MS Incentive Plan Holdco, LLC did not have the authority to act as the Sellers Representative on behalf of Sellers in connection with any such action, omission or execution. No modification or revocation of the power of attorney granted by the Sellers herein to MS Incentive Plan Holdco, LLC to serve as the Sellers

Representative shall be effective as against the Buyer until it has received a document signed by all Sellers effecting said modification or revocation. The Buyer and its Affiliates are hereby relieved from any liability to any Person for any acts done by the Sellers Representative and any acts done by the Buyer in accordance with any decision, act, consent or instruction of the Sellers Representative.

(d) The Sellers Representative shall not be liable for any act done or omitted hereunder as the Sellers Representative while acting in good faith and in the exercise of reasonable judgment. The Sellers shall, severally (in proportions based on each Seller’s Pro Rata Share), indemnify the Sellers Representative and hold the Sellers Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Sellers Representative and arising out of or in connection with the acceptance or administration of the Sellers Representative’s duties under this Agreement and the Ancillary Agreements, including the reasonable fees and expenses of any legal counsel retained by the Sellers Representative. This right of indemnification shall survive the termination of this Agreement. Any Person dealing with the Sellers Representative is entitled to rely on the actions taken by, and consents and approvals given by, the Sellers Representative without the need for further investigation. A Person shall be entitled to rely on the Sellers Representative’s actions, consents and approvals notwithstanding any knowledge of the relying Person. No Person shall have any liability for relying on the Sellers Representative in the foregoing manner.

Section 2.7 Withholding. The Buyer shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law; provided, however, that to the extent doing so is reasonably practicable, the Buyer shall provide written notice to the Seller’s Representative prior to withholding any amounts under this Section 2.7 and the Buyer shall reasonably cooperate in good faith and at the Seller’s Representative’s expense with the Seller’s Representative’s efforts to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested by the Seller’s Representative to establish an exemption from (or reduction in) any deduction or withholding. Any amounts that are so deducted and withheld shall be paid to the relevant Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the applicable Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), each Seller, severally as to himself, herself or itself and not jointly as to any other Seller, hereby represents and warrants to the Buyer as follows:

Section 3.1 Organization and Qualification. If such Seller is a legal entity, such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full corporate, limited liability company or limited partnership (as applicable) power and authority to own and dispose of the Units owned by it.

Section 3.2 Authority. If such Seller is a legal entity, such Seller has full corporate, limited liability company or limited partnership (as applicable) power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If such Seller is a natural person, such Seller has legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, limited liability company, limited partnership or spousal action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which such Seller will be a party will have been, duly executed and delivered by such Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which such Seller will be a party will constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) if such Seller is a legal entity, conflict with or violate the organizational documents of such Seller;

(ii) conflict with or violate any Law applicable to such Seller or by which the Units owned by such Seller are bound or affected, except, in the case of this clause (ii), for any such conflicts or violations that would not, individually or in the aggregate, materially impair the ability of such Seller to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; or

(iii) conflict with or violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or otherwise adversely affect any rights of such Seller under, or result in the creation of any Encumbrance on any of the Units pursuant to, any Contract to which such Seller is bound, except, in the case of this clause (iii), for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, materially impair the ability of such Seller to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b) Except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, such Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller will be a party or the consummation of the transactions contemplated hereby or thereby, other than those notices, authorizations, approvals, orders, permits or consents: (x) as have been given or obtained prior to the date hereof; (y) the failure of which to give or obtain would not reasonably be expected to impair in any material respect the ability of such Seller to perform such Seller’s obligations under this Agreement or any of the Ancillary Agreements to which such Seller is, or will be as of the Closing, a party, or prevent or materially delay consummation of the transactions contemplated hereby and thereby; or (z) as may be required solely as a result of the business activities of the Buyer or its Affiliates (other than the business activities of the Company prior to the Closing).

Section 3.4 Units. Such Seller is the record and beneficial owner of the Units listed as owned by such Seller on Section 3.4 of the Disclosure Schedules, free and clear of any Encumbrance except as set forth in the Company Operating Agreement or those arising under securities Laws. Such Seller has the right, authority and power to sell, assign and transfer such Units to the Buyer. Upon delivery to the Buyer of such Units at the Closing and the Buyer’s payment of the Purchase Price, the Buyer shall acquire good, valid and marketable title to such Units, free and clear of any Encumbrance (except as set forth in the Company Operating Agreement or those arising under securities Laws or created by the Buyer).

Section 3.5 Acquisition of Buyer Common Shares. Such Seller is acquiring the Buyer Common Shares for its own account, for investment purposes only and not with a view to the distribution of such Buyer Common Shares in violation of applicable securities Laws. Such Seller understands that the offering and issuance of the Buyer Common Shares hereunder has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and that the Buyer Common Shares cannot be offered or re-sold until such offer and sale is subsequently registered under the Securities Act or unless an exemption from such registration is available to such Seller. Such Seller is an “accredited investor” as that term is defined in Rule 501(a) promulgated under the Securities Act. Such Seller acknowledges that the Buyer Common Shares issued hereunder will bear the following or substantially similar legend thereon:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws. The shares have been acquired for investment and may not be sold or transferred in the absence of an effective registration statement for the shares under such Act unless, in the opinion of counsel satisfactory to the issuer, registration is not required under such Act or any applicable state securities laws.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to the Buyer as follows:

Section 4.1 Organization and Qualification.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and has full limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has furnished to the Buyer a complete and correct copy of the certificate of formation and limited liability company agreement, each as amended to date, of the Company. Such documents are in full force and effect and the Company is not in violation of any of the applicable provisions thereof. The minute books of the Company have been made available for inspection by the Buyer prior to the date hereof and are true and complete.

Section 4.2 Authority.

(a) The Company has full limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company or other action. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) No vote or approval by, or other action of, the holders of any equity interests of the Company is necessary under any Law or Contract in connection with the execution and delivery of this Agreement or the consummation of transactions contemplated hereby.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company and the Sellers of this Agreement and each of the Ancillary Agreements to which the Sellers will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of formation and Company Operating Agreement;

(ii) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company; or

(iii) conflict with or violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or otherwise adversely affect any rights of the Company under, or result in the creation of any Encumbrance on any property, asset or right of the Company pursuant to any Contract to which the Company is a party or by which the Company or any of its properties, assets or rights may be bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b) Except for (i) any filings required to be made under the HSR Act and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, the Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company or the Sellers of this Agreement and each of the Ancillary Agreements to which the Sellers will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company, other than those notices, authorizations, approvals, orders, permits or consents: (x) as have been given or obtained prior to the date hereof; (y) the failure of which to give or obtain would not reasonably be expected to (A) impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially delay consummation of the transactions contemplated hereby and thereby or (B) be material to the Company; or (z) as may be required as a result of the business activities of the Buyer or its Affiliates.

(c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.4 Capitalization. Section 4.4 of the Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of all record owners of the issued and outstanding limited liability company interests of the Company, indicating the respective number and class of Units held by each. Except for the Units set forth on Section 4.4 of the Disclosure Schedules, the Company has not issued or agreed to issue any: (a) limited liability company interests or other equity or ownership interests; (b) options, warrants or interests convertible into or exchangeable or exercisable for limited liability company interests or other equity or ownership interests; (c) stock appreciation rights, phantom stock, interests in the ownership or earnings of the Company or other equity equivalent or equity-based award or right; or (d) bonds, debentures or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding limited liability company interest of the Company is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive or other rights of any Person to acquire securities of the Company. All of the aforesaid limited liability company interests or other equity or ownership interests have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities laws. Except for rights granted to the Buyer under this Agreement or as set forth in the Company Operating Agreement, there are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued limited liability company interests or other equity or ownership interests of the Company. Upon the cancellation of the Incentive Units prior to the Closing in accordance with Section 2.1, the Company will have no further obligations or liabilities with respect to the Incentive Units. No limited liability company interests or other equity or ownership interests of the Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of formation or limited liability company agreement of the Company or any Contract to which the Company is a party or by which the Company is bound. No limited liability company interests or other equity or ownership interests of the Company are owned by the Company or held by the Company in treasury. There are no declared or accumulated but unpaid distributions in respect of any limited liability company interests or other equity or ownership interests of the Company.

Section 4.5 Equity Interests. The Company does not own, directly or indirectly, any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 4.6 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of the audited balance sheet of the Company as of December 31, 2016, 2015 and 2014 and the related audited statements of income, retained earnings, members’ equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited balance sheet of the Company as at July 31, 2017 (the “Balance Sheet”), and the related monthly statements of income and cash flows of the Company, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Section 4.6(a) of the Disclosure Schedules. Each of the Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material, and the absence of footnotes thereto.

(b) There are no liabilities of or with respect to the Company that would be required by GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of the Company, other than (a) liabilities reserved, reflected, or otherwise disclosed in the Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with past practice since July 31, 2017, (c) fees and expenses incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements that will be classified as Transaction Expenses or (d) liabilities that are not material to the Company.

Section 4.7 Absence of Certain Changes or Events. From the date of the Balance Sheet: (a) the Company has conducted its business only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that has had a Material Adverse Effect; (c) the Company has not suffered any casualty loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1(c), (d), (e), (f), (g), (k), (n), (o), (p), (q), (v) or (w).

Section 4.8 Compliance with Law; Permits.

(a) The Company is, and for three years prior to the date hereof has been, in compliance in all material respects with all Laws applicable to it. None of the Company nor any of its executive officers has received during the past three years, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company is not in compliance in any material respect with any Law applicable to it.

(b) Section 4.8(b) of the Disclosure Schedules sets forth a true and complete list of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). The Company is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Company, threatened. The consummation of the transactions contemplated hereby will not cause the termination or revocation of any of the Permits. No Permit is held in the name of any employee, individual engaged as an independent contractor, officer, manager, equityholder, agent or otherwise on behalf of the Company.

Section 4.9 Litigation. Except as set forth on Section 4.9 of the Disclosure Schedules, there is no Action pending or, to the Knowledge of the Company, threatened against the Company, or any material property or asset of the Company, or any of the employees, officers, individuals engaged as independent contractors or managers of the Company in regards to their actions as such. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its properties or assets, or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no material Action by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Disclosure Schedules sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all bonus, equity option, equity purchase, restricted unit, vacation, leave of absence, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company is a party, with respect to which the Company has or could have any obligation or which are maintained, contributed to, required to be contributed to or sponsored by the Company for the benefit of any current or former employee, officer, individual engaged as an independent contractor or manager of the Company (collectively, the “Plans”).

(b) Each Plan is in writing or the Company has furnished to the Buyer a written description thereof. The Company has furnished to the Buyer a true and complete copy of each such Plan and has delivered to the Buyer a true and complete copy of each material document, if any, prepared in connection with each such Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500s, (iv) the most recently received IRS determination letter for each such Plan and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan.

(c) None of the Plans is a (i) multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”), (iii) a “defined benefit plan” as defined in Section 3(35) of ERISA, or (iv) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Except as set forth on

Section 4.10(c) of the Disclosure Schedules, none of such Plans (A) provides for the payment of separation, severance, termination or similar-type benefits to any person, or (B) obligates the Company to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. Except to the extent required pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), the corresponding provisions of ERISA or other applicable similar Laws, none of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, individual engaged as an independent contractor, officer or manager of the Company. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(d) Each Plan has been operated in all material respects in compliance with its terms and the requirements of all applicable Laws, including ERISA and the Code. The Company has performed all material obligations required to be performed by it and is not in any respect in default under or in violation under any Plan, nor to the Knowledge of the Company is any other party to any Plan in default or violation under any Plan. No Action is pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof, other than routine claims for benefits in the ordinary course, and no fact or event exists that would give rise to any such Action.

(e) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is maintained pursuant to a prototype document approved by the IRS that has received a favorable opinion letter issued by the IRS with respect to such prototype document, and has not been amended or operated in a manner that could adversely affect the qualified status of any such Plan.

(f) There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan. The Company and its ERISA Affiliates have not incurred any liability under, arising out of or by operation of Title IV of ERISA, other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.

(g) The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code, Section 4980D of the Code, and the Patient Protection and Affordable Care Act, as amended. The Company is not subject to any material liability, including additional contributions, taxes, fines, penalties or loss of tax deduction as a result of such administration and operation.

(h) With respect to each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan is in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder and so as to avoid any tax, interest or penalty thereunder to the extent such plan or arrangement is subject to Section 409A of the Code. The Company has no obligation to compensate any Person for any excise taxes that may be incurred by such Person under Section 409A of the Code.

(i) The Company is not obligated to make any payments, including under any Plan, that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code and the Company has no obligation to compensate any Person for any excise taxes that may be incurred by such Person under Section 4999 of the Code.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Disclosure Schedules sets forth a complete and accurate list of each employee of the Company, and (i) his or her (A) name; (B) title or position (including whether full or part time); (C) employment location, (D) status as exempt or non-exempt, (E) hire date (and adjusted hire date, if applicable); (F) current base salary or hourly wage; (G) commission, bonus or other incentive-based compensation arrangement (including target bonus, if applicable); (H) a description of the fringe benefits provided to each such individual as of the date hereof; and (I) whether such individual is currently on a leave of absence and, if so, the expected return to work date (if known).

(b) The Company is not a party to any labor or collective bargaining Contract applicable to employees of the Company. There are no, and during the three years prior to the date hereof, there have been no, union organizing activities or collective bargaining arrangements pending or under discussion with respect to employees of the Company. There are no, and during the three years prior to the date hereof have been no, labor disputes, strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened against or affecting the Company. There are no pending or, to the Knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company.

(c) The Company is, and during the three years prior to the date hereof, has been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. The Company is not engaged in any unfair labor practice, as defined in the National Labor Relations Act. Except as set forth on Section 4.11(c) of the Disclosure Schedules, no unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(d) The Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor.

(e) No Company is a party to, or otherwise bound by, any consent decree with, or citation from, any Governmental Authority relating to employees or employment practices. Neither the Company nor any of its officers or managers have received during the three years prior to the date hereof any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company and, to the Knowledge of the Company, no such investigation is in progress.

Section 4.12 Title to, Sufficiency and Condition of Assets. The Company has good and valid title to or a valid leasehold interest in all of its tangible assets, including all of the tangible assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice. The tangible assets owned or leased by the Company constitute all of the tangible assets necessary for the Company to carry on its business as currently conducted in all material respects. None of the assets owned or leased by the Company is subject to any Encumbrance, other than (i) liens for Taxes not yet past due and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company consistent with past practice, (iii) Encumbrances arising in the ordinary course of business by operation of law with respect to any liability that is not yet delinquent or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) in the case of real property, any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the property to which they relate, (v) zoning, planning and other similar limitations and restrictions imposed by Governmental Authorities to regulate any real property that are not violated by the use and operation of such real property, (vi) purchase money liens limited to the specific property acquired with such purchase money, (vii) the rights of licensors and licensees under software licenses executed in the ordinary course of business, (viii) liens contained in the organizational documents of the Company, (ix) liens affecting a landlord’s interest in property leased to the Company so long as such liens do not breach and are not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the tenant’s interest is recognized and protected) and (x) Encumbrances arising under the Credit Agreement that will be extinguished at Closing (collectively, “Permitted Encumbrances”).

Section 4.13 Real Property.

(a) Section 4.13(a) of the Disclosure Schedules sets forth a true and complete list of all Owned Real Property and all Leased Real Property. The Company has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold and the Company has not received notice that any parcel of Owned Real Property or Leased Real Property is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. The Company has delivered or made available to the Buyer true and complete copies of all leases of Leased Real Property and all amendments and modifications thereto, and all such leases as amended or modified are in full force and effect, and there exists no default under any such lease by the Company or, to the Knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or, to the Knowledge of the Company, any other party thereto. The consummation of the transactions contemplated hereby will not affect any party’s obligations under, or the binding nature of, the leases of Leased Real Property.

(b) There are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Owned Real Property or Leased Real Property by the Company for the current by the Company. All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are in good operating condition and repair for the requirements of the business of the Company as currently conducted in accordance with customary industry standards.

Section 4.14 Intellectual Property.

(a) Section 4.14 of the Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Marks, Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company. The Company owns or has a right or license to use all material Intellectual Property used in the business of the Company as currently conducted.

(b) No registered Mark identified on Section 4.14 of the Disclosure Schedules has been or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect to any of such Marks. No Patent identified on Section 4.14 of the Disclosure Schedules has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened with respect thereto any of such Patents.

(c) The Company owns, free and clear of any and all Encumbrances other than Outbound License Agreements, all Intellectual Property identified on Section 4.14 of the Disclosure Schedules. The Company has not received any notice or claim challenging the Company’s ownership of any of the Intellectual Property owned (in whole or in part) by the Company, nor to the Knowledge of the Company is there a reasonable basis for any claim that the Company does not so own any of such Intellectual Property.

(d) The Company has taken commercially reasonable steps in accordance with standard industry practices to maintain the confidentiality of all information that constitutes or constituted a Trade Secret of the Company. All employees of the Company who have been employed by the Company at any time since January 1, 2015 and have participated in the creation or development of any material Intellectual Property owned or purported to be owned by the Company, or who have been granted access to any of the Company’s material Trade Secrets, have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms, and the Company has delivered or made available to the Buyer true and complete copies of such standard form.

(e) All registered Marks, issued Patents and registered Copyrights identified on Section 4.14 of the Disclosure Schedules (“Company Registered IP”) are subsisting and, to the Knowledge of the Company, valid and enforceable, and the Company has not received any written notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse by the Company of such Company Registered IP. To the Knowledge of the Company, the Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any material Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f) The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company, and all of the other activities or operations conducted by the Company, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and the Company has not received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the Knowledge of the Company, is there a reasonable basis therefor. No Intellectual Property owned by the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company.

(g) The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s rights or obligations under any agreement under which any material right or license of or under Intellectual Property is granted to or by the Company.

(h) The Company takes reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information.

Section 4.15 Taxes.

(a) All Tax Returns required to be filed by the Company have been timely filed (taking into account any extensions properly obtained) and each such Tax Return is accurate, correct and complete in all material respects. The Company has timely paid all Taxes due and payable by it (whether or not such Taxes were shown or reportable on any Tax Return).

(b) (i) No Tax Return of the Company is under audit or examination by any Taxing Authority, and no written or oral notice of such an audit or examination has been received by the Company, (ii) there is no deficiency or refund administrative proceeding or litigation with respect to any Taxes due and owing by the Company pending before any Taxing Authority or court, and (iii) any deficiency resulting from any completed audit or examination relating to Taxes by any Taxing Authority has been timely paid.

(c) There are no waivers or extensions of any applicable statute of limitations for the assessment or collection of material Taxes of the Company that remain in effect.

(d) There are no Encumbrances for Taxes upon the assets of the Company, other than statutory liens for Taxes not yet past due and for which adequate reserves have been established in accordance with GAAP.

(e) (i) The Company has withheld and paid to the proper Taxing Authority all Taxes that they were required to withhold and pay over and (ii) the Company is in compliance with all applicable information reporting and withholding requirements under all applicable Tax laws.

(f) The Company is and always has been classified as a partnership for U.S. federal income tax purposes.

(g) (i) No written claim has been made by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction, (ii) the Company is not currently the beneficiary of any extension of time within which to file a Tax Return, and (iii) no power of attorney has been executed by or on behalf of the Company with respect to Taxes that is currently in force.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, by virtue of a change in method of accounting made prior to the Closing, a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign law) entered into prior to the Closing, an installment sale or open transaction effected prior to the Closing, or a prepaid amount received prior to the Closing.

(i) The Company does not have any liability for Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax law, (ii) as transferee or successor or (iii) by written contract.

All references to the Company in this Section 4.15 shall include references to any Person which merged with and into or liquidated into the Company.

Section 4.16 Environmental Matters.

(a) The Company is, and during the three years prior to the date hereof has been, in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any of its executive officers has received during the three years prior to the date hereof, any written notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company has any material liability under any Environmental Law or is not in compliance with any Environmental Law, which notice remains pending or unresolved.

(b) To the Knowledge of the Company, there is and during the three years prior to the date hereof has been no Release of Hazardous Substances on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) owned, leased or operated by or for the Company or any predecessor company during the three years prior to the date hereof, which Release requires material Remediation by the Company that has not been completed to the satisfaction of the relevant Governmental Authority. No underground treatment or storage tank or water, gas or oil well, in each case containing Hazardous Substances, is or, to the Knowledge of the Company, has been located on any property described in the foregoing sentence.

(c) To the Knowledge of the Company, the Company is not subject to any material, unfulfilled remedial or corrective action obligation imposed under any Environmental Laws as a result of any unauthorized Release of Hazardous Substances or otherwise.

(d) The Company has not received written notice of any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company relating to Hazardous Substances or otherwise under any Environmental Law, which notice remains pending or unresolved.

(e) The Company holds all Environmental Permits necessary for its operations as presently conducted, and is and has been in material compliance therewith.

(f) The Company has provided to the Buyer all “Phase I,” “Phase II” or other material environmental reports addressing the Company’s compliance with Environmental Laws and material Remediation obligations that are in their possession and that have been prepared within the five years preceding the date of this Agreement.

(g) For purposes of this Agreement:

(i) “Environmental Laws” means: any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (C) pollution or protection of the environment, occupational health, workplace safety or natural resources.

(ii) “Environmental Permits” means all Permits required under any Environmental Law.

(iii) “Hazardous Substances” means: (A) those substances regulated under the federal Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iv) “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

(v) “Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (C) any measures or actions required or necessary to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Substance in or into the environment or to prevent, clean up or minimize a Release or threatened Release of Hazardous Substances.

(h) The representations and warranties set forth in this Section 4.16 constitute the sole and exclusive representations and warranties of the Company with respect to environmental matters, and no other provision of this Agreement shall be deemed to address or include such matters.

Section 4.17 Material Contracts.

(a) Except as set forth in Section 4.17(a) of the Disclosure Schedules, the Company is not a party to or bound by any Contract of the following nature (such Contracts as are required to be set forth in Section 4.17(a) of the Disclosure Schedules being “Material Contracts”):

(i) any Contract with an outstanding obligation with respect to the purchase of materials, supplies or services involving payment of more than $100,000 in the case of any single Contract or, in the case of all such Contracts, annual payments of more than $200,000;

(ii) any Contract relating to or evidencing Indebtedness;

(iii) any Contract pursuant to which the Company has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv) any Contract with any Governmental Authority;

(v) any Contract with any Related Party of the Company;

(vi) any employment or consulting Contract, other than Contracts for employment covered in clause (v), that involves aggregate liabilities in excess of $100,000;

(vii) any Contract that limits, or purports to limit, the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status;

(viii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would reasonably be expected to prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(ix) any Contract pursuant to which the Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $50,000;

(x) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $50,000;

(xi) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company or any predecessor Person, excluding indemnification provided by the Company to customers in the ordinary course of business;

(xii) any (A) Inbound License Agreement other than (1) a license of commercially available “off-the-shelf” software for an aggregate license fee of no more than $25,000, (2) a license for Open Source Materials, and (3) Contracts that contain a license from a customer to use its information or data in the course of performing services for the customer, including any such Contracts that grant the Company a license to any rights to Intellectual Property in and to any portion of the work product or other deliverables prepared for the customer; (B) Outbound License Agreement; or (C) Contract that limits the Company’s rights to enforce or register Intellectual Property owned by the Company, including covenants not to sue and co-existence agreements;

(xiii) any Contract relating to any joint venture or partnership;

(xiv) any Contract providing for any merger, acquisition or disposition transaction involving any Person or any business unit or division thereof, or any other assets or liabilities that are material to the Company;

(xv) any Contract with any labor union;

(xvi) any Contract relating to settlement or other final disposition of any Action since January 1, 2012;

(xvii) any hedging, futures, options or other derivative Contract;

(xviii) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company;

(xix) any Contract that results in any Person holding a power of attorney from the Company that relates to the Company or its business; and

(xx) any other Contract, whether or not made in the ordinary course of business that involves a future or potential liability or receivable, as the case may be, in excess of $300,000 over the current Contract term (other than potential liabilities or receivables entered into with customers of the Company in the ordinary course of business).

(b) Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). None of the Company or, to the Knowledge of the Company, any other party to such Material Contract is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company received any claim of any such breach, violation or default. The Company has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 4.18 Affiliate Interests and Transactions.

(a) No Related Party of the Company: (i) owns any equity or other financial or voting interest in any material competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or its business; (ii) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that the Company uses in or pertaining to the business of the Company; or (iii) has any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms. Ownership of securities that are registered under the Securities Exchange Act of 5% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.18. Section 4.18(a) of the Disclosure Schedules sets forth for each officer of the Company, any other employee, officer, individual engaged as an independent contractor or manager of the Company that is a Related Party of such officer.

(b) Except for this Agreement, the Company Operating Agreement and the Plans, there are no Contracts by and between the Company, on the one hand, and any Related Party of the Company, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters). Immediately following the Closing, the Company will own or have a valid license to all material assets, properties and rights currently used in the conduct or operation of its business.

(c) There are no outstanding notes payable to, accounts receivables from or advances by the Company to, and the Company is not otherwise a debtor or creditor of, or has any liability to, any Related Party of the Company. Since the date of the Balance Sheet, the Company has not incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.19 Insurance. Section 4.19 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, workers compensation, product liability and all other types of insurance policies maintained with respect to the Company, together with the carriers and liability limits for each such policy, and any claims made under each such policy during the three years prior to the date hereof. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Company has not received notice of, nor to the Knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. Section 4.19 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

Section 4.20 Privacy and Security.

(a) The Company has at all times complied in all material respects with its privacy policies relating to privacy, data protection and the collection and use of Personally Identifiable Information gathered or accessed in the course of its operations, and maintains reasonable administrative, technical and physical processes and policies designed to safeguard the integrity of Personally Identifiable Information and to prevent unauthorized access to, misuse or alteration of, such data necessary to comply with applicable Law and the applicable terms of any Contract to which it is a party. No claims have been asserted in writing or, to the Knowledge of the Company, threatened against the Company alleging an improper use of Personally Identifiable Information.

(b) No claims have been asserted in writing or, to the Knowledge of the Company, threatened against the Company alleging an improper use of Personally Identifiable Information. The execution and delivery of this Agreement or any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby will not breach or otherwise cause any material violation of any privacy policy of the Company.

(c) For purposes of this Agreement, “Personally Identifiable Information” means data in control of the Company that identifies a particular individual, including, but not limited to, the name, address, telephone number, electronic mail address, social security number, bank account number or credit card number of an individual.

Section 4.21 Customers and Suppliers.

(a) Section 4.21(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of all customers of the Company with a billing for each such customer of $1,000,000 or more during the 12 months ended June 30, 2017 and (ii) the amount for which each such customer was invoiced during such period. As of the date hereof, the Company has not received any notice from any of the Company’s top six customers (measured based on aggregate billings for each such customer during the six months ended June 30, 2017) that such customer has ceased or substantially reduced, or will cease or substantially reduce, use of services of the Company.

(b) Section 4.21(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers of the Company from which the Company ordered supplies or services with an aggregate purchase price for each such supplier of $1,000,000 or more for the 12 months ended June 30, 2017 and (ii) the amount for which each such supplier invoiced the Company during such period. As of the date hereof, the Company has not received any written notice from any such supplier identified on Section 4.21(b) of the Disclosure Schedules (i) regarding any material adverse change in the price of such supplies or services provided by any such supplier, or (ii) that any such supplier will not sell supplies or services to the Company at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company, subject to general and customary price increases.

Section 4.22 Inventories. The inventories of the Company, whether reflected on the Balance Sheet or subsequently acquired, are generally of a quality usable and/or salable in the ordinary course of business, subject to any reserves reflected on the Balance Sheet or the Closing Balance Sheet. The inventories of the Company are reflected on the Balance Sheet and in the books and records of the Company in accordance with GAAP applied on a basis consistent with past practice (except as described in the notes to the Balance Sheet). The Company’s inventory levels as of the date hereof are not in excess of inventory levels of the Company as reflected in the Balance Sheet.

Section 4.23 Accounts Receivable. All accounts receivable reflected on the Balance Sheet or to be reflected on the Closing Balance Sheet represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor, in each case except to the extent a reserve or accrual specifically related thereto has been reflected in the Closing Balance Sheet.

Section 4.24 Relations With Governments, etc.; Export Control Matters; Anti- Corruption Matters.

(a) The Company and its employees, officers, individuals engaged as independent contractors, managers, agents or other Representatives, and its equityholders while acting on behalf of the Company, have not during the past five years taken any action, directly or indirectly, in violation of: the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; or any analogous anticorruption Laws applicable to the Company. The Company and its employees, officers, individuals engaged as independent contractors, managers, agents or other Representatives, and its equityholders while acting on behalf of the Company, have not during the past five years directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a foreign Government Official or any other Person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (A) influencing any act or decision of a foreign Government Official in his official capacity, including a decision to fail to perform official functions, (B) inducing any foreign Government Official in his official capacity to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing any foreign Government Official to use influence with any Governmental Authority in order to assist the Company in obtaining or retaining business with, or directing business to any Person or otherwise securing for any person an improper advantage.

(b) The Company and, to the Company’s Knowledge, its employees, officers, individuals engaged as independent contractors, managers, agents or other Representatives have not during the past five years materially violated, or taken any action that would cause the Company to have materially violated, any applicable Laws related to (1) the export, re-export, transfer, transshipment, lease, sale or supply of commodities, technology, software or services administered by the Bureau of Industry and Security, U.S. Department of Commerce, the Office of Foreign Assets Control, U.S. Department of the Treasury, and the Directorate of Defense Trade Controls, U.S. Department of State, or (2) compliance with unsanctioned international boycotts as detailed in Part 760 of the Export Administration Regulations (collectively, “Export Control Laws”).

Without limiting the foregoing:

(i) the Company has obtained all required export licenses and other consents, notices, waivers, approvals, orders, authorizations, registrations, and classifications from, and submitted all required export clearance documentation, including all Electronic Export Information to, any Governmental Authority for the export of commodities, technology, software or services (collectively, “Export Approvals”); and

(ii) the Company is in compliance with the terms of any Export Approvals.

(c) No Action by or before the U.S. Government or any other Governmental Authority involving the Company or any of its employees, officers, individuals engaged as independent contractors, managers or agents with respect to any Export Control Laws is pending or, to the Knowledge of the Company, threatened. No civil or criminal penalties have been imposed on the Company with respect to violations of any Export Control Laws nor have any disclosures been submitted to the U.S. Government or any other Governmental Authority with respect to violations of any Export Control Laws.

Section 4.25 Brokers. Except for Piper Jaffray & Co., the fees and expenses of which will constitute Transaction Expenses and be paid at Closing or otherwise paid by the Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers or the Company. The Company has furnished to the Buyer a complete and correct copy of all agreements between the Company and Piper Jaffray & Co. pursuant to which such firm would be entitled to any payment from or on behalf of the Company relating to the transactions contemplated hereby.

Section 4.26 No Other Representations or Warranties. Except for the representations and warranties of the Sellers and the Company set forth in this Agreement, the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby, none of the Sellers, the Company or any other Person, whether or not acting on behalf of any of the foregoing, makes any other representation or warranty, express or implied, either written or oral, regarding the Sellers, the Company or otherwise in connection with this Agreement and the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in any Buyer SEC Filing (as defined below) that is publicly available prior to the date of this Agreement (excluding any disclosures set forth in any such Buyer SEC Filing in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, cautionary, predictive or forward-looking in nature, other than historical facts included therein), the Buyer hereby represents and warrants to each Seller as follows:

Section 5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2 Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii) conflict with or violate any Law applicable to the Buyer; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, have a Buyer Material Adverse Effect or would reasonably be expected to do so.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, (ii) any filings under the U.S. federal securities laws required by the Registration Rights Agreement, (iii) any filings or listing applications with a national securities exchange with respect to the issuance of the Buyer Common Shares hereunder, and (iv) such other notices, authorizations, approvals, orders, permits or consents the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.4 Capitalization.

(a) As of August 31, 2017, the authorized capital of the Buyer consisted solely of (i) 300,000,000 shares of common stock, par value $0.01 per share (“Buyer Common Stock”), of which 213,619,862 shares were issued and outstanding and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding.

(b) All of the issued and outstanding shares of Buyer Common Stock are duly authorized and validly issued in accordance with the organizational documents of the Buyer, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

(c) There are no preemptive rights or, except as disclosed in the Buyer SEC Filings (as defined below), other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Buyer to issue or sell any equity interests of the Buyer or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in the Buyer, and, except as disclosed in the Buyer SEC Filings, no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) The Buyer does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Buyer on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

Section 5.5 Listing Exchange. The Buyer Common Stock is listed on the NASDAQ Global Select Market (the “NASDAQ“), and the Buyer has not received any notice of delisting from the NASDAQ. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NASDAQ, preventing or suspending trading in any securities of the Buyer has been issued, and no proceedings for such purpose are, to the Buyer’s knowledge, pending, contemplated or threatened. The Buyer has taken no action that is designed to terminate the registration of the Buyer Common Stock under the Exchange Act of 1934 (the “Exchange Act”).

Section 5.6 Financing. The Buyer has sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.7 Issuance of the Buyer Common Shares. The Aggregate Stock Closing Consideration to be issued hereunder will, when issued pursuant to the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Encumbrances (other than those arising under securities Laws or created by the Sellers), and will not be issued in violation of any preemptive right, purchase option, call option, right of first refusal or similar options or rights or, assuming the accuracy of the representations in Section 3.5, in violation of the Securities Act and any applicable state securities Laws. The Buyer has and on the Closing Date will have a sufficient number of Buyer Common Shares authorized for issuing the Aggregate Stock Closing Consideration.

Section 5.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 5.9 Investment Intent. The Buyer is acquiring the Units for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Units in a manner that would violate the registration requirements of the Securities Act.

Section 5.10 Financial Reports and Regulatory Filings. The Buyer has timely filed or furnished with the United States Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2015 under the Exchange Act. The Buyer’s Annual Reports on Form 10-K for the years ended December 31,

2014, 2015 and 2016, and all other reports, registration statements, definitive proxy statements or information statements filed by it subsequent to December 31, 2016 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the “Buyer SEC Filings“) with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (i) complied in all material respects as to form with the applicable requirements under the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited or unaudited financial statements included in the Buyer SEC Filings, including any notes thereto or schedules, (x) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal and recurring year-end adjustments, and (y) fairly present in all material respects the financial position, results of operations and cash flows of the Buyer as at the respective dates thereof and for the respective periods indicated therein.

Section 5.11 Internal Controls.

(a) The Buyer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Buyer in the reports it files or submits to the SEC under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that such material information is accumulated and communicated to the Buyer’s management as appropriate to allow timely decisions regarding required disclosure.

(b) Since January 1, 2015, (i) there have not been any changes in the Buyer’s internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that are reasonably likely to materially affect the Buyer’s internal control over financial reporting; (ii) the Buyer has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Buyer’s outside auditors and the audit committee of the Buyer’s board of directors any “significant deficiency” or “material weakness” in the design or operation of the Buyer’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Buyer’s ability to record, process, summarize, and report financial information; and (iii) none of the Buyer, the Buyer’s outside auditors or the audit committee of the board of directors of the Buyer has received any oral or written notification of any fraud, whether or not material, that involves management or other employees of the Buyer who have a significant role in the Buyer’s internal control over financial reporting.

Section 5.12 Form S-3 Eligibility. As of the date of this Agreement, the Buyer is (a) eligible to register the resale of the Buyer Common Shares issuable in the transactions contemplated hereby for resale by the Sellers under Form S-3 promulgated under the Securities Act and (b) a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act.

Section 5.13 No Stockholder Approval. The transactions contemplated hereby and in the Ancillary Agreements, taken together with any transactions consummated by the Buyer as permitted by Article VI, do not require any vote of the stockholders of the Buyer under applicable Law, the rules and regulations of the NASDAQ (or other national securities exchange on which the Buyer Common Stock is then listed) or the organizational documents of the Buyer.

Section 5.14 No Other Representations or Warranties. Except for the representations and warranties of the Buyer set forth in this Agreement, the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby, neither the Buyer nor any other Person, whether or not acting on behalf of any of the foregoing, makes any other representation or warranty, express or implied, either written or oral, regarding the Buyer, the Buyer Common Shares or otherwise in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing, unless the Buyer shall otherwise agree in writing, the Company shall conduct its business only in the ordinary course of business consistent with past practice, and shall use commercially reasonable efforts to (i) preserve substantially intact the Company’s business organization and assets; (ii) preserve the current relationships of the Company with customers, suppliers, officers, employees and individuals engaged as independent contractors the loss of which would be material to the Company and other persons with which the Company has significant business relations; and (iii) keep and maintain the Company’s assets and properties in good repair and normal operating condition, wear and tear excepted. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, the Company shall not do, directly or indirectly, any of the following without the prior written consent of the Buyer, or except as required by applicable Law or as set forth in Section 6.1 of the Disclosure Schedules:

(a) amend or otherwise change its certificate of formation or limited liability company agreement;

(b) issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (i) any equity or ownership interests of the Company, (ii) any options, warrants, convertible securities or other rights of any kind to acquire any equity or ownership interests of the Company, (iii) any properties or assets of the Company, other than sales or transfers of inventory and obsolete equipment in the ordinary course of business consistent with past practice or (iv) any stock appreciation rights, phantom stock, interests in the ownership or earnings of the Company;

(c) declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any of its equity or ownership interest;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity or ownership interest, or make any other change with respect to its capital structure except as expressly contemplated by this Agreement;

(e) directly or indirectly acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets (other than parts and accessories necessary for the ongoing operation of the business of the Company or other assets that are included in inventory of the Company, in each case in the ordinary course of business of the Company consistent with past practice), or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, or otherwise alter the Company’s capital structure;

(g) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, other than borrowings under the Credit Agreement and purchase money credit or deferred purchase price credit extended to the Company by vendors and suppliers in the ordinary course of business of the Company consistent with past practice;

(h) (i) amend, waive, modify or consent to the termination of any Material Contract, (ii) amend, waive, modify or consent to the termination of the Company’s rights thereunder, or (iii) enter into any Contract that would be a Material Contract if entered into prior to the date hereof, provided that this clause (iii) shall not prohibit the entry into any Contract described in Section 4.17(a)(i) following the date of this Agreement if the obligations under such Contract would be expressly permitted by Section 6.1(i);

(i) authorize, or make any commitment with respect to, any single capital expenditure or other purchase of equipment or inventory that is in excess of $1,000,000 or capital expenditures or other purchases of equipment or inventory that are, in the aggregate, in excess of $5,000,000 for the Company;

(j) enter into any lease of real or personal property or any renewals thereof involving a term of more than six months or rental obligation exceeding $50,000 per year in any single case;

(k) except as required by a Plan in existence as of the date of this Agreement, (i) increase the compensation payable or to become payable or the benefits provided to its employees, individuals engaged as independent contractors, officers or managers, (ii) grant any severance or termination payment to, or pay, loan or advance any amount to, any employee, individual engaged as an independent contractor, officer or manager of the Company, or (iii) establish, adopt, enter into or amend any Plan, except as would not result in any additional liability or obligations to the Company;

(l) enter into any collective bargaining agreement with any labor organization;

(m) enter into any Contract with any Related Party of the Company;

(n) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(o) make, revoke or modify any material Tax election, settle or compromise any material Tax liability or file any Tax Return other than on a basis consistent with past practice;

(p) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations (i) in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement or incurred since the date of this Agreement in the ordinary course of business consistent with past practice or (ii) outside of the ordinary course of business involving aggregate consideration of less than $200,000 in the aggregate;

(q) cancel, compromise, waive or release any right or claim with a value in excess of $200,000;

(r) permit the lapse of any existing policy of material insurance relating to the business or assets of the Company;

(s) permit the lapse of any right relating to any material Intellectual Property or any other material intangible asset used in the business of the Company;

(t) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, or reduce inventories, in each case except in the ordinary course of business consistent with past practice;

(u) conduct a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act);

(v) commence or settle any Action (other than Actions related to worker compensation claims);

(w) enter into any new line of business; or

(x) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 6.2 Covenants Regarding Information.

(a) Upon receipt of reasonable advance notice, the Company shall afford the Buyer and its Representatives reasonable access (including for inspection and copying) from the date hereof through the Closing Date, during normal business hours, solely in furtherance of the Buyer’s investigation of the Company, to the Representatives, properties, offices, plants and other facilities, books and records of the Company, and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that (a) the provisions of this Section 6.2 shall be carried out in accordance with applicable Law relating to the exchange of information, and (b) notwithstanding anything to the contrary in this Agreement, the Company shall not be required to provide access to or disclose information where such access or disclosure would waive attorney-client privilege of such party or contravene any Law or binding agreement entered into prior to the date of this Agreement, provided that the Company shall use its reasonable best efforts to provide substitute disclosure that would not result in such a waiver or contravention. All investigations, including environmental due diligence investigations, conducted by the Buyer or any of the Buyer’s Representatives shall be conducted at the Buyer’s sole cost, risk and expense, and any conclusions made from such investigations done by the Buyer or the Buyer’s Representatives shall result from the Buyer’s own independent review and judgment. The Buyer shall coordinate its access rights and physical inspections of the real property and the other assets of the Company with the Sellers Representative to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Company. The Buyer’s environmental due diligence shall be limited to a visual site inspection and limited environmental compliance evaluation of the assets, the real property, and the operations of the Company, and in no event shall the Buyer perform any invasive testing or sampling of the ambient air, soil, surface water or ground water absent the express written consent of the Sellers Representative, which may be withheld solely within the Sellers Representative’s discretion. The Buyer shall, and shall cause its Representatives to, abide by the operating safety rules, regulations and operating policies of the Company and any third Person operator of any Company’s assets. Notwithstanding the foregoing, (i) the Buyer shall have no right of access to, and the Sellers Representative or the Sellers shall have no obligation to provide or make available to the Buyer information relating to bids received from others in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and information and analysis (including financial analysis) relating to such bids; (ii) without the prior written consent of the Sellers Representative (which will not be unreasonably withheld, conditioned or delayed), the Buyer shall not contact any suppliers to, or customers of, the Company with respect to the transactions contemplated by this Agreement and the Ancillary Agreements; and (iii) the Seller’s obligation to provide access to the Buyer and its Representatives under this Section 6.2(a), including for the purpose of conducting any environmental due diligence investigation, is subject in all cases to the Company’s obtaining any required consents of third Persons, including landlords for Leased Real Property and third Person operators of any assets of the Company (with respect to which consents the Company will use commercially reasonable efforts to obtain, it being understood that such commercially reasonable efforts do not include the payment of money or any other consideration).

(b) The Buyer hereby agrees to defend, indemnify and hold harmless each of the operators of the assets of the Company and each of the Seller Indemnified Parties from and against any and all Losses attributable to personal injury, death or physical or other property damage, or violation of the Sellers’ or the Sellers’ Affiliates’ or any third Person operator’s rules, regulations or operating policies of which the Buyer or the representatives of the Buyer associated with the Losses had been informed, to the extent arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by the Buyer or any of its representatives with respect to the real property or other assets of the Company, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LOSSES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE SELLER INDEMNIFIED PARTIES.

(c) All information obtained pursuant to this Section 6.2 shall be “Confidential Information” as such term is used in Section 6.8 of this Agreement and shall be subject to the terms thereof. Notwithstanding anything to the contrary in this Agreement, prior to the Closing the Buyer shall not approach or discuss the business of the Company, its real property or other assets, or the Sellers with any Governmental Authority with responsibility for Environmental Laws without the prior written authorization of the Sellers Representative.

Section 6.3 Exclusivity. Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company and the Sellers shall not, and shall take all action necessary to ensure that none of their respective Affiliates or Representatives shall, directly or indirectly:

(a) solicit, initiate, consider, encourage or adopt any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or assets of the Company, other than inventory or obsolete equipment to be sold in the ordinary course of business consistent with past practice, (ii) to enter into any merger, consolidation or other business combination relating to the Company or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company; or

(b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Sellers immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

The Sellers or the Company shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Buyer shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact.

Section 6.4 Notification of Certain Matters; Supplements to Disclosure Schedules.

(a) The Company and each Seller shall give prompt written notice to the Buyer of (i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would render any representation or warranty of the Sellers or the Company contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) any failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, (iii) any event or condition that would result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the Knowledge of the Company, threatened against a party relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) The Buyer shall give prompt written notice to the Company and the Sellers Representative of (i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would render any representation or warranty of the Buyer contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (ii) any failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, (iii) any event or condition that would result in the nonfulfillment of any of the conditions to the Sellers’ obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the Knowledge of the Buyer, threatened against a party relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 6.5 Release. Subject to the limitations set forth in the last sentence of this Section 6.5, each of the Sellers hereby unconditionally and irrevocably releases and forever discharges, effective contingent upon, as of and forever after the Closing, to the fullest extent applicable Law permits, the Buyer and all past, present and future Affiliates of the Buyer (including the Company) and all past, present and future Representatives of the Buyer and such Affiliates (collectively, the “Released Parties“) from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, “Pre-Closing Claims“) against the Company, based on any agreement or understanding or act or failure to act (including any act or failure to act that constitutes ordinary or gross negligence or reckless or willful, wanton misconduct), misrepresentation, omission, transaction, fact, event or other matter occurring prior to the Closing (whether at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, “Pre-Closing Matters“), including: (i) claims by the Sellers with respect to repayment of loans or indebtedness; (ii) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which such Seller is a party; and (iii) claims by such Seller with respect to dividends, violation of preemptive rights, such Seller’s status as an officer, director, manager or equityholder of the Company or otherwise (but, in each case, excluding any and all claims in respect of (A) accrued and unpaid cash compensation owing to such Seller at the rates or in the amounts, as the case may be, set forth in the list described on Section 4.11(a) of the Disclosure Schedule and (B) benefits accrued under each Plan, the existence of which is disclosed on Section 4.10(a) of the Disclosure Schedule). Each of the Sellers also agrees not to file or bring any Action on the basis of or respecting any Pre-Closing Claim concerning any Pre-Closing Matter against any Released Party. Each of the Sellers (i) acknowledges that such Seller fully comprehends and understands all the terms of this Section 6.5 and their legal effects and (ii) expressly represents and warrants that (A) such Seller is competent to effect the release made in this Section 6.5 knowingly and voluntarily and without reliance on any statement or representation of any Released Party or its Representatives and (B) such Seller had the opportunity to consult with an attorney of such Seller’s choice regarding this

Section 6.5. This Section 6.5 shall not constitute a release of claims with respect to (1) the rights of the Sellers under this Agreement or any Ancillary Agreement, including payments to the Sellers of such Seller’s portion of the Purchase Price, to which such Seller is entitled pursuant to the terms and conditions of this Agreement, (2) if such Seller is an officer or manager of the Company, any claims that such Seller may have for indemnification under (x) any insurance policy available to such Seller at the Closing or (y) the Company’s organizational documents, including the Company Operating Agreement, provided that the basis for such indemnification claim does not arise from a breach of such Seller’s or the Company’s representations and warranties in this Agreement and (3) any claims arising out of or in connection with any Seller’s employment with the Company or the cessation of that employment. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any employee of the Company from reporting possible violations of federal Law to any Governmental Authority or making other disclosures that are protected under whistleblower provisions of Law.

Section 6.6 Affiliate Arrangements. All accounts or contracts between the Company, on the one hand, and any Seller or any Related Party of the Company, on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

Section 6.7 Resignations. The Company will deliver at the Closing the resignation of all of the managers of the Company, effective as of the Closing.

Section 6.8 Confidentiality.

(a) Each of the parties shall hold, and shall undertake commercially reasonable efforts to cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated May 10, 2017 between the Buyer and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 6.8(a) shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) For a period of two years following the Closing Date, the Sellers shall not, and each Seller shall cause its Affiliates and shall undertake commercially reasonable efforts to cause the respective Representatives of such Seller and its Affiliates not to, disclose to any third party, any Confidential Information; provided, however, that each Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as such Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request or except in the case of a request for information from regulators pursuant to a routine audit, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent such Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company or the transactions contemplated hereby, other than data or information that is or becomes available to the public other than as a result of a breach of this Section 6.8 or that was independently developed by such Person without use or reference to Confidential Information or was in their rightful possession before the disclosure of the applicable Confidential Information to them. Notwithstanding the foregoing, (i) any individual Seller may disclose Confidential Information to the extent reasonably required in the performance of its duties as an employee of the Company or its Affiliates following the Closing and (ii) each Seller and its Affiliates may disclose Confidential Information in connection with disclosures of a general nature regarding general financial information, return on investment and similar information, including (A) in connection with communications to direct and indirect beneficial owners of interests in any Seller or any Affiliate of a Seller and general marketing efforts, (B) in connection with communications to investors or prospective investors in private equity funds or investment funds managed by any Seller or its Affiliates of information customarily provided thereto and (C) to comply with applicable Law or the rules and regulations of any governmental, regulatory or self-regulatory organization or stock exchange. Notwithstanding anything to the contrary in the foregoing, the Buyer acknowledges that NGP and Denham manage a variety of private equity funds that currently own, and may in the future acquire, interests in portfolio companies in the oilfield services business and that none of the terms of this Section 6.8(b) shall apply to NGP, Denham or to any members, owners, officers, managers, directors, partners, employees, agents or representatives of NGP or Denham, unless Confidential Information has been actually disclosed to any such fund or portfolio company of NGP or Denham, as applicable, in which case the provisions hereof shall only apply to such fund or portfolio company. For purposes hereof, the fact that a representative of NGP or Denham serves as a member of the board of directors or equivalent governing body of any private equity fund or portfolio company shall not, in and of itself, constitute actual disclosure of Confidential Information to such fund or portfolio company, and the use of mental impressions (i.e. impressions not written or otherwise reduced to record) by NGP or Denham or any of their members, owners, officers, managers, directors, partners, employees, agents or representatives shall not be a violation of this Section 6.8(b).

(c) Effective as of the Closing, each Seller hereby assigns to the Buyer all of such Seller’s right, title and interest in and to any confidentiality agreements entered into by such Seller (or its Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with a business combination involving the Company or its Affiliates. From and after the Closing, each Seller will take all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned. Each Seller shall use its commercially reasonable efforts to cause any such Person to return to such Seller any documents, files, data or other materials constituting Confidential Information that was provided to such Person in connection with the consideration of any such business combination.

Section 6.9 Consents and Filings; Further Assurances.

(a) The Sellers, the Company and the Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, the Sellers and the Company shall permit the Buyer reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and the Sellers and the Company shall not settle or compromise any such claim, suit or cause of action without the Buyer’s written consent.

(b) The Sellers and the Buyer agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company any right or benefit under any lease, license, commitment or other Contract to which the Company is a party is not obtained prior to the Closing, the Sellers shall, subsequent to the Closing, cooperate with the Buyer or the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(c) From time to time after the Closing, and for no further consideration, each of the parties shall execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any assets of the Buyer, the Company or any of their respective Affiliates, (B) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Company or any of its assets or businesses or any of the Buyer’s or its Affiliates’ other assets or businesses or (C) limit the Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Units.

(e) The Buyer and the Company shall each be responsible for one-half of the cost of all filing or application fees payable to any Governmental Authority under the HSR Act, regardless of whether the Buyer, the Company or any of the Seller or any of their respective Affiliates is required to make the payment, provided that any such amount required to be paid by the Company prior to Closing that remains unpaid at the Closing shall be deemed a Transaction Expense for purposes of this Agreement.

Section 6.10 Termination of Indebtedness. The Company shall use commercially reasonable efforts to negotiate the Debt Payoff Letters for all Payoff Indebtedness. The Company shall deliver all notices and take all other actions reasonably requested by the Buyer to facilitate the termination of all Contracts relating to Payoff Indebtedness, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by the Buyer) and the release of all Encumbrances in connection therewith on the Closing Date; provided, however, that in no event shall this Section 6.10 require the Company to cause the termination of any Contracts relating to Payoff Indebtedness other than as part of the Closing.

Section 6.11 Public Announcements.

(a) No Seller shall, and each shall cause its respective Affiliates (including prior to the Closing, the Company) and its and their Representatives not to, issue any press release or make any other public statement with respect to this Agreement or the transactions contemplated hereby without first consulting with the Buyer, giving the Buyer a reasonable opportunity to review and comment upon such proposed disclosure, and obtaining the prior written consent of the Buyer to such proposed disclosure.

(b) The Buyer shall, and shall cause its Affiliates and its Representatives not to, issue any press release or make any other public statement with respect to this Agreement or the transactions contemplated hereby without first consulting with the Sellers Representative and giving the Sellers Representative a reasonable opportunity to review and comment upon such proposed disclosure; provided that the Buyer’s obligation to consult with the Sellers Representative, and the Sellers Representative’s right to review, shall not apply to any such press release or other public statement which is consistent with and does not contain any information in excess of any press release or other public statement that was previously reviewed by the Sellers Representative.

Section 6.12 Restrictions on Company Payments and Buyer Stock Splits and Dividends.

(a) Following the Calculation Time, the Company shall not (a) declare, set aside, make or pay any dividend or other distribution on or with respect to any of its equity or ownership interest or (b) pay any Transaction Expenses.

(b) Prior to Closing, each Seller shall, severally and not jointly, in accordance with such Seller’s Pro Rata Share, take all necessary actions (including contributing Cash to the Company or paying Indebtedness or Transaction Expenses on behalf of the Company) to cause the Aggregate Cash Closing Consideration as calculated at the Closing pursuant to the terms of this Agreement to be greater than or equal to $0.

(c) Between the date of this Agreement and the Closing, unless the Sellers Representative shall otherwise agree in writing, the Buyer shall not (i) reclassify, combine, split or subdivide the Buyer Common Shares, or (ii) declare, set aside, make or pay any cash or non-cash dividend or other distribution on or with respect to the Buyer Common Shares, provided that the foregoing restriction shall not restrict the Buyer from declaring, setting aside, making or paying quarterly cash dividends on Buyer Common Shares of up to $0.02 per share per quarter with declaration, record and payment dates consistent with the Buyer’s past practice and in accordance with the Buyer’s current dividend policy.

Section 6.13 Books and Records. Each Seller acknowledges and agrees that from and after the Closing, the Buyer will be entitled to the originals of all books and records of the Company. At the Closing, the Sellers will promptly deliver to the Buyer such originals or copies of all books and records of the Company or otherwise confirm such books and records are located at the offices of the Company, as requested by the Buyer. The Buyer agrees that it shall, and shall cause the Company to, use reasonable best efforts to preserve and keep the books and records of the Company in existence as of the Closing for a period of six years after the Closing Date. The Buyer shall cooperate in all reasonable respects with the Sellers and will make available to the Sellers, during normal business hours, the books and records of the Company which relate to any period that includes or precedes the Closing Date and which are necessary in connection with the preparation or filing of any Tax Return, audit or similar investigation or any dispute, arbitration or litigation, or in order to enable any Seller to comply with its obligations under this Agreement or the Ancillary Agreements.

Section 6.14 Indemnification and Insurance.

(a) The Buyer agrees that all rights to indemnification for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors, officers and other fiduciaries of the Company (collectively, the “Directors“) as provided as of the date hereof in the Company Operating Agreement or in any contractual indemnification agreements or other indemnification arrangements between the Company and any Director shall survive the transactions contemplated by this Agreement and the Ancillary Agreements and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing Date. The Buyer shall not, and shall cause its Affiliates (including the Company after the Closing) not to, repeal such Contracts or arrangements in any manner that would adversely affect the rights of the Directors thereunder.

(b) In the event the Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.14 as a condition to the consummation of any such transaction.

(c) The obligations of the Buyer under this Section 6.14 shall not be terminated or modified in such a manner as to adversely affect any Director to whom this Section 6.14 applies without the consent of such Director so adversely affected.

(d) The Company shall cause to be put in place prior to the Closing, and the Company shall fully prepay immediately prior to the Closing (which expense shall be a Transaction Expense for purposes of this Agreement if not paid prior to Closing), “tail” insurance policies with a claims period of at least six years from the Closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Closing; provided, however, that the Company may elect in its sole discretion to, but shall not be required to, spend more than 300% (the “Cap Amount“) of the last annual premium paid by the Company prior to the date hereof for the six years of coverage under such tail policy; provided, further, that if the cost of such insurance exceeds the Cap Amount, and the Company elects not to spend more than the Cap Amount for such purpose, then the Company shall purchase as much coverage as is obtainable for the Cap Amount.

Section 6.15 Additional Listing Application. As promptly as practicable after the date of this Agreement, but in any event after taking into consideration the rules and regulations of the NASDAQ with respect to the timing of the Additional Listing Application (as hereinafter defined) and the supporting documents required to accompany the Additional Listing Application, the Buyer shall submit to the NASDAQ an additional listing application relating to the Aggregate Stock Consideration (the “Additional Listing Application“) and shall use its commercially reasonable efforts to secure the NASDAQ’s approval of the Additional Listing Application, subject to official notice of issuance.

Section 6.16 Employee Matters.

(a) For purposes of eligibility to participate, vesting, benefit accrual and level of benefits under defined contribution retirement, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, severance or separation pay plans or arrangements that are provided, sponsored, maintained or contributed to by the Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any individual who is an employee of the Company immediately prior to the Closing (each, a “Continuing Employee”) is eligible to participate on or after the Closing Date, the Buyer shall, and shall cause its Affiliates to, recognize all service of such Continuing Employee with the Company and any predecessor employer as if such service were with the Buyer and its Affiliates; provided, however, that such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits for the same period of service (ii) such service was not recognized under the corresponding Plan prior to the Closing Date, (iii) such service was with the industry as a whole (as opposed to the Company, any predecessor legal entity, or any entity previously acquired by the Company), or (iv) such service is not set forth on Section 4.11(a) of the Disclosure Schedules, which Sellers shall update and provide to the Buyer as of immediately prior to the Closing.

(b) In the event of any change in the group health benefits provided to Continuing Employees in the plan year in which the Closing occurs, the Buyer shall, and shall cause its Affiliates to use commercially reasonable efforts to cause its third party administrators and third party insurance providers to: (i) waive all pre-existing condition limitations, waiting period provisions, payments required to avoid a waiting period, actively-at-work requirements and any other restriction that would prevent immediate or full participation by any Continuing

Employee, and (ii) provide full credit for all co-payments, deductibles, and similar payments made by the Continuing Employees prior to the Closing when determining any deductible and maximum out-of-pocket limits under the applicable Buyer Benefit Plans for the plan year in which the Closing occurs.

(c) To the extent that any obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., the regulations and rules thereunder, or under any similar provision of any federal, state, foreign or local law, rule or regulation (collectively, a “WARN Obligation“) arise with respect to any loss of employment by any Continuing Employee on or after the Closing, the Buyer shall be solely responsible for such WARN Obligation. On the Closing Date, the Company shall provide the Buyer with a list of any employment losses by employees of the Company that occurred during the 90-day period ending on the Closing Date that could potentially trigger a WARN Obligation hereunder.

(d) This Section 6.16 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.16, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever, including any right to compensation or benefits of any nature or kind, under or by reason of this Section 6.16. Nothing contained herein, express or implied, shall be construed to (i) establish, amend or modify any employee benefit plan or other compensatory plan, program or arrangement, or be deemed to obligate the Buyer or its Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan program or arrangement at any time and no Person shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise, or (ii) interfere with the right of the Buyer or its Affiliates to terminate the employment of any of the Continuing Employees at any time, with or without cause.

Section 6.17 Use of Certain Names. Within fifteen Business Days following Closing, Multi-Shot Holding Corporation shall change its name to a name that does not contain the word “Multi-Shot” or any other Mark set forth on Section 4.14 of the Disclosure Schedules.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Returns. Following the Closing, the Buyer shall cause to be timely filed all Tax Returns required to be filed by the Company after the Closing Date that relate to taxable periods (or portions thereof) ending on or prior to the Closing Date; provided, that the Sellers Representative shall be responsible for preparing and filing any U.S. federal income tax partnership returns of the Company and any state income tax partnership returns of the Company to the extent neither the Company nor the Buyer would have any liability or potential liability for any Taxes reflected on such returns, in each case to the extent such returns relate to taxable periods (or portions thereof) ending on or prior to the Closing Date. In preparing such Tax Returns, the Transaction Expenses shall be treated as having accrued on or before the Closing Date. The Sellers shall be responsible, severally and not jointly, in accordance with such Seller’s Pro Rata Share, for all Taxes that are shown as due on any such Tax Return (a) relating to any taxable year or other taxable period that ends on or prior to the Closing Date (“Pre-Closing

Period“) or (b) attributable to the pre-Closing portion of any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period“). No later than five Business Days prior to the due date of any such Tax Return, each Seller shall pay to the Buyer the amount of Taxes that are its responsibility with respect to such Tax Return under the prior sentence, except to the extent that all or a portion of the amount of such Taxes (together with interest and penalties relating thereto, if any) is reflected in the Closing Net Working Capital as finally determined pursuant to Section 2.4 in a manner that actually reduces the Purchase Price. Except as otherwise required by applicable law, such Tax Returns shall be prepared in accordance with past practices of the Company, and submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Sellers Representative for the Sellers Representative’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) not less than thirty days prior to the due date for the filing of such Tax Return, or, for any Tax Return due to be filed within thirty days after the Closing Date, as soon as practicable after Closing. If the Sellers Representative disputes any item on any Tax Return delivered to it under this Section 7.1, shall notify the Buyer of such disputed item (or items) within fifteen days and shall provide an explanation of the reason for its objection. The Buyer and the Sellers Representative shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the Buyer and the Sellers Representative cannot resolve any disputed item, the question shall be resolved by the Independent Accounting Firm, and the fees of the Independent Accounting Firm shall be borne equally by the Seller and the Buyer. If any disputed item has not been resolved by the time a Tax Return is required to be filed, or the Sellers Representative’s period for review and objection to such Tax Return has not expired by the time a Tax Return is required to be filed, the Tax Return shall be filed as prepared by the Buyer, and if the disputed item is resolved thereafter in a manner different than as reflected on such Tax Return, the Buyer shall file an amended Tax Return that reflects such resolution.

Section 7.2 Cooperation. The Buyer and the Sellers Representative shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by either the Buyer or the Sellers Representative, in connection with the filing of Tax Returns pursuant to this Article VII and any audit, litigation or other proceeding (each a “Tax Proceeding“) with respect to such Tax Returns. Such cooperation shall include the retention and (upon the Buyer’s or the Sellers Representative’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 7.3 Transfer Taxes. In the event that any Transfer Taxes (but, for the avoidance of doubt, not any Taxes based on or measured by income) are payable in connection with this Agreement or the transactions contemplated hereby, the Sellers, severally and not jointly, in accordance with each such Seller’s Pro Rata Share, on the one hand, and the Buyer, on the other hand, shall each be liable for fifty percent of any and all Transfer Taxes. The Sellers Representative and the Buyer agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to remit and/or minimize the amount of any Transfer Taxes. If any Seller is required by Law to pay any such Transfer Taxes, the Buyer shall promptly reimburse such Seller within ten days of receipt of written request from such Seller for fifty percent of such Transfer Taxes. If the Buyer is required by Law to pay any such Transfer

Taxes, the Sellers, severally and not jointly, in accordance with each such Seller’s Pro Rata Share, shall promptly reimburse the Buyer within ten days of receipt of written request from the Buyer for fifty percent of such Transfer Taxes. The Buyer shall timely file any Tax Returns for Transfer Taxes as required by Law and shall notify the Sellers Representative when such filings have been made. The Sellers Representative and the Buyer shall cooperate and consult with each other prior to filing any Tax Returns for Transfer Taxes to ensure that all such Tax Returns are filed in a consistent manner.

Section 7.4 Straddle Period Proration. For purposes of this Agreement, in the case of any Straddle Period, (i) any property Taxes for the portion of the Straddle Period ending on the Closing Date shall be equal to the amount of such property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes for the portion of the Straddle Period ending on the Closing Date shall be determined based on an actual closing of the books used to calculate such Taxes as if such Tax period ended as of the close of business on the Closing Date. In the case of clause (ii), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

Section 7.5 Pre-Closing Tax Indemnity. Notwithstanding anything to the contrary in this Agreement, except to the extent that Taxes are reflected in the Closing Net Working Capital as finally determined pursuant to Section 2.4 or in the calculation of “Indebtedness” in a manner that actually reduces the Purchase Price, each Seller shall be liable for, and shall pay, and each Seller agrees to indemnify and hold the Buyer and its Affiliates (including the Company) harmless from and against all Pre-Closing Taxes, in each case severally and not jointly, in accordance with such Seller’s Pro Rata Share. Payment by each Seller of any amount due under this Section 7.5 shall be made within ten days following written notice from the Buyer. For the avoidance of doubt, the Sellers’ indemnification obligations under this Section 7.5 shall not be subject to any of the limits on indemnification set forth in Article IX.

Section 7.6 Tax Proceedings. With respect to any Tax for which the Sellers are responsible under Section 7.1 or Section 7.5 with respect to a Pre-Closing Period, the Sellers Representative shall have the right, at the Sellers’ sole cost and expense, to control the prosecution, settlement or compromise of any proceeding involving such Tax, provided, however, that to the extent that any such proceeding could reasonably be expected to have an adverse post-Closing impact on the Buyer or the Company (a) the Buyer shall be entitled to participate in any such proceeding at its sole cost and expense if such adverse post-Closing impact is reasonably expected to be material and (b) the Sellers Representative shall not settle or otherwise compromise any such proceeding without the Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, if such settlement or compromise will have a material adverse post-Closing impact on the Buyer or on the Company.

Section 7.7 Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of Sellers set forth in this Article VII shall survive until sixty days following the expiration of the statute of limitations for the Tax liability in question.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 General Conditions. The obligation of each party to effect the transactions contemplated by this Agreement and by the Ancillary Agreements is subject to the satisfaction or waiver by all parties at or prior to the Closing of the following conditions:

(a) No Injunction or Prohibition. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition by any Governmental Authority shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that, in any such case, enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated hereby and by the Ancillary Agreements.

(b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

Section 8.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Sellers Representative in its sole discretion:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Buyer set forth in Section 5.1, Section 5.2, Section 5.3(a)(i), Section 5.4, Section 5.5, Section 5.7 and Section 5.8 (the “Buyer Fundamental Representations“) shall be, except for any de minimis inaccuracies, true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), and (ii) each of the representations and warranties of the Buyer set forth in this Agreement or any Ancillary Agreement or in any schedule, certificate or other document delivered pursuant hereto or thereto (without giving effect to any qualification by or reference to materiality, material respects or Buyer Material Adverse Effect set forth therein), other than the Buyer Fundamental Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), other than in the case of this clause (ii) for any such failure to be so true and correct as would not have a Buyer Material Adverse Effect.

(b) Performance of Obligations of the Buyer. The Buyer shall have performed all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(c) No Buyer Material Adverse Effect. Since the date hereof, there shall not have occurred any change, event or development that has had Buyer Material Adverse Effect.

(d) Officer’s Certificate. The Sellers Representative shall have received from the Buyer a certificate certifying to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c), signed by a duly authorized officer of the Buyer.

(e) Ancillary Agreements. The Sellers Representative shall have received an executed counterpart of each of the Ancillary Agreements signed by the Buyer.

(f) Minimum Aggregate Cash Closing Consideration. The Aggregate Cash Closing Consideration as calculated pursuant to the terms of this Agreement shall be greater than or equal to $0.

(g) Additional Listing Application. The Additional Listing Application shall have been approved and the Aggregate Stock Consideration shall have been approved for listing on the NASDAQ.

Section 8.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Sellers and the Company set forth in (A) Section 3.1, Section 3.2, Section 3.3(a)(i) and Section 3.4 (the “Seller Fundamental Representations”) and (B) Section 4.1, Section 4.2, Section 4.3(a)(i), Section 4.3(c), Section 4.4, Section 4.5 and Section 4.25 (the “Company Fundamental Representations”) shall be, except for any de minimis inaccuracies, true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), (ii) each of the representations and warranties of the Sellers and the Company set forth in this Agreement or any Ancillary Agreement or in any schedule, certificate or other document delivered pursuant hereto or thereto (without giving effect to any qualification by or reference to materiality, material respects or Material Adverse Effect set forth therein, other than the representations and warranties set forth in Section 4.7(b)), other than the Seller Fundamental Representations, the Company Fundamental Representations and the representations and warranties of the Company in the first sentence of Section 4.12 (Title to Assets), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), other than in the case of this clause (ii) for any such failure to be so true and correct as would not have a Material Adverse Effect, and (iii) the representations and warranties of the Company in the first sentence of Section 4.12 (Title to Assets) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

(b) Performance of Obligations of the Sellers and the Company. The Sellers and the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. Since the date hereof, there shall not have occurred any change, event or development that has had a Material Adverse Effect.

(d) Officer’s Certificate. The Buyer shall have received from the Company a certificate certifying to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c), signed by the Chief Executive Officer of the Company.

(e) Consents and Approvals. All authorizations, consents, orders and approvals of Governmental Authorities and officials and third parties listed on Section 8.3(e)1 of the Disclosure Schedules shall have been received and shall be satisfactory in form and substance to the Buyer in its sole discretion.

(f) Ancillary Agreements. The Buyer shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Buyer.

(g) Resignations. The Buyer shall have received letters of resignation from the managers of the Company.

(h) Tax Certificate. Each Seller shall have delivered to the Buyer a certificate of such Seller dated as of the Closing Date certifying that such Seller is not a foreign person, which certificate complies with the requirements of Section 1445 of the Code and with Section 1.1445-2(b) of the Treasury Regulations promulgated under the Code.

(i) Key Employment Agreements. No Key Employee shall have provided notice of his intent not to assume employment pursuant to his Key Employment Agreement as of the Closing Date.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival.

(a) The representations and warranties of the Sellers, the Company and the Buyer contained in this Agreement and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby shall survive the Closing until the first anniversary of the Closing Date; provided, however, that:

(i) the Seller Fundamental Representations, the representations and warranties set forth in Section 4.15 (Taxes) and the Buyer Fundamental Representations shall survive until the expiration of the applicable statute of limitations with respect to the matters subject to such representations and warranties (giving effect to any waiver, mitigation or extension thereof); and

[1]	NTD: Schedule to include Conroe and Fort Worth leases.

(ii) the representations and warranties set forth in Section 4.10 (Employee Benefit Plans), Section 4.11 (Labor and Employment Matters), the first sentence of Section 4.12 (Title to Assets), Section 4.14 (Intellectual Property), Section 4.16 (Environmental Matters) and Section 4.24 (Relations with Governments, etc.; Export Control Matters; Anti-Corruption Matters), the Company Fundamental Representations and the indemnification obligation set forth in Section 9.2(a)(iii)(C) shall survive the closing until the second anniversary of the Closing Date.

(b) The respective covenants and agreements of the Sellers, the Company and the Buyer contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed; provided, however, that the covenants of the Company and the Buyer to be performed at or prior to the Closing shall terminate on the second anniversary of the Closing Date.

(c) Neither the Sellers nor the Buyer shall have any liability with respect to any representations, warranties, covenants or agreements unless written notice of an actual or threatened claim, or of discovery of any facts or circumstances that the Sellers or the Buyer, as the case may be, reasonably believes may result in a claim, hereunder is delivered to the other party prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

(d) This Section 9.1 does not relate to the Ancillary Agreements, the provisions of each of which shall survive in accordance with their terms.

(e) Notwithstanding anything to the contrary in the foregoing, nothing in this Section 9.1 will limit or otherwise restrict in any respect any claim for Fraud.

(f) In the event of any conflict between this Section 9.1 and Article VII, Article VII shall govern.

Section 9.2 Indemnification by the Sellers.

(a) From and after the Closing, each Seller, severally and not jointly, in accordance with such Seller’s Pro Rata Share, shall save, defend, indemnify and hold harmless the Buyer and its Affiliates (including the Company) and the respective Representatives, successors and assigns of each of the foregoing (the “Buyer Indemnified Parties”) from and against, and shall reimburse each of the foregoing for, except as otherwise set forth herein, any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(i) any breach of any representation or warranty made by the Company contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby or thereby;

(ii) any breach of any covenant or agreement of the Company contained in this Agreement that by its terms is to be performed by the Company at or prior to the Closing; and

(iii) any (A) Transaction Expenses charged to the Buyer, the Company or any of their Affiliates, (B) Indebtedness incurred by the Company prior to Closing or (C) any Compensation Costs, in each case that shall not have been reflected in the Final Closing Statement.

(b) From and after the Closing, each Seller shall be liable for, and shall solely save, defend, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to, and shall compensate and reimburse each of the foregoing for:

(i) any breach of any representation or warranty made by such Seller in Article III; and

(ii) any breach of any covenant or agreement of such Seller contained in this Agreement.

Section 9.3 Indemnification by the Buyer. From and after the Closing, the Buyer shall save, defend, indemnify and hold harmless each Seller and its Affiliates, and their respective Representatives, successors and assigns of each of the foregoing (the “Seller Indemnified Parties”) from and against, and shall reimburse each of the foregoing for, except as otherwise set forth herein, any and all Losses incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Buyer contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby or thereby; and

(b) any breach of any covenant or agreement by the Buyer contained in this Agreement.

Section 9.4 Procedures.

(a) A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) shall deliver notice thereof (a “Claim Notice”) to the Sellers (by means of delivery to the Sellers Representative) or the Buyer, as applicable (the Sellers or the Buyer in such case are referred to herein as the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request; provided, however, that with respect to any claim for which any Seller may be liable as an Indemnifying Party under Section 9.2(b), any such Claim Notice shall be delivered to such Seller (as opposed to the Sellers Representative) and such Seller shall have the rights and obligations of an Indemnifying Party described in this Section 9.4. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) If an Indemnified Party delivers a Claim Notice in respect of a Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense of such Third Party Claim; provided, however, the Indemnifying Party shall not be entitled to assume the defense of any such Third Party Claim if the reasonably likely Loss related to such Third Party Claim exceeds the maximum obligations of the Indemnifying Party hereunder with respect to such Third Party Claim unless first consented to in the sole discretion of the Indemnified Party. For the avoidance of doubt, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent equitable or permanent injunctive relief is sought by such Third Party Claim or such Third Party Claim would impose criminal liability on any Indemnified Party, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party with respect thereto, including, upon reasonable request and at the expense of the Indemnifying Party, providing access to information, making documents available for inspection and copying and making employees available for interviews, depositions and trial.

(c) If the Indemnifying Party elects to assume the defense of a Third Party Claim, then:

(i) the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (A) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (B) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and the Indemnified Party may present such counsel to the Indemnified Party with a conflict of interest; and

(ii) the Indemnified Party shall make reasonably available to the Indemnifying Party all pertinent books, records and other documents and materials in the Indemnified Party’s possession or under its or its Affiliates’ control as are reasonably required by the Indemnifying Party for the defense of such Third Party Claim, and shall execute such documents and use commercially reasonable efforts to take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third Party Claim, and shall otherwise cooperate as reasonably requested by Indemnifying Party in the defense of such Third Party

Claim; provided that notwithstanding anything herein to the contrary, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of criminal wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party and its Affiliates from all liability in respect of such Third Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party or any of its Affiliates other than solely the payment of money damages for which the Indemnified Party and its Affiliates will be indemnified hereunder.

(d) An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article IX.

(e) Notwithstanding the provisions of Section 11.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

Section 9.5 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement (other than Article VII): (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.2(a)(i), Section 9.2(b)(i) or Section 9.3(a) for any Losses relating to or arising out of any individual event, matter or occurrence, or series of related events, matters or occurrences, unless and until the aggregate amount of such Losses exceeds $50,000 (and any such Losses relating to or arising out of any individual event, matter or occurrence, or series of related events, matters or occurrences for an amount less than or equal to $50,000 shall not be considered “Losses” for purposes of this Agreement and shall be excluded from the calculation of Losses for purposes of determining whether or not Losses exceeding the Deductible has occurred for purposes of Section 9.5(b), but the amount of any Losses relating to or arising out of any individual event, matter or occurrence, or series of related events, matters or occurrences for an amount greater than $50,000 shall be considered Losses for their full amount), (b) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 9.2(a)(i), Section 9.2(b)(i) or Section 9.3(a) unless and until the aggregate amount of indemnifiable Losses for claims which may be recovered from the Indemnifying Party under Section 9.2(a)(i), Section 9.2(b)(i) and Section 9.3(a) exceeds $1,500,000 (the “Deductible”), in which case the Indemnifying Party shall be liable only for the amount of such Losses in excess thereof, and (c) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in Section 9.2(a)(i), Section 9.2(a)(ii), Section 9.2(a)(iii)(C), Section 9.2(b)(i) and Section 9.3(a) shall be an amount equal to $25,000,000, provided, that the foregoing clauses (a)-(c) shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Buyer Fundamental Representation, any Seller Fundamental Representation, any Company Fundamental Representation, the first sentence of Section 4.12 (Title to Assets) or Section 4.15 (Taxes), or to any claim for Fraud. For purposes of this Section 9.5, the amount of indemnifiable Losses recovered by the Buyer with respect to any distribution of Indemnity Escrow Shares to the Buyer from the Indemnity Escrow Fund shall be deemed to equal (x) the Price Per Share multiplied by (y) the number of Indemnity Escrow Shares distributed to the Buyer from the Indemnity Escrow Fund. The amount of any and all Losses under this Article IX shall be determined net of (i) any net Tax benefit actually realized (including as the result of any refund, deduction or credit) by the Indemnified Party or any of its Affiliates as a result of such Losses in the year of the applicable Loss or in the following year and (ii) any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, less any costs incurred to recover such amounts and any increase in premiums resulting from such claim.

Section 9.6 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, the Buyer expressly reserves the right to seek indemnification for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of the Buyer or any of its Representatives in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof. In furtherance of the foregoing, the Sellers agree that knowledge or lack of reliance shall not be a defense in law or equity to any claim of any breach by the Sellers or the Company of any representation, warranty or covenant of the Sellers or the Company herein.

Section 9.7 Materiality Qualifications. Both for purposes of determining breach and for calculating the amount of any Loss arising from a breach of any representation or warranty subject to indemnification under Section 9.2(a)(i) or Section 9.2(b)(i) (other than the representations and warranties set forth in Sections 4.6, 4.7(b), 5.10 and 5.11), all “material,” “materially,” “in all material respects,” “Material Adverse Effect,” and other like qualifications shall be disregarded (including any such qualification included in any schedule, certificate or other document delivered pursuant hereto and in any representations or warranties subject to any such schedule, certificate or other document).

Section 9.8 Indemnity Escrow Fund.

(a) The Indemnity Escrow Shares shall be the sole and exclusive source of recovery for the Buyer Indemnified Parties with respect to the Sellers’ indemnification obligations under Section 9.2(a)(i), Section 9.2(a)(ii), Section 9.2(a)(iii)(C) and Section 9.2(b)(i), other than with respect to claims for Losses as a result of, arising out of or relating to a breach of the Seller Fundamental Representations, the Company Fundamental Representations or the first sentence of Section 4.12 (Title to Assets) or to any claim for Fraud. To the extent that a Seller is required to make an indemnification payment pursuant to Section 7.5 or this Article IX, the first method of satisfaction of such payment, and the initial recourse to recover for such indemnification payment, shall be the release of Indemnity Escrow Shares in the Indemnity Escrow Fund in the manner provided in this Section 9.8 and the Escrow Agreement; and then, to the extent any amounts remain owing (subject to the limitations contained in this Article IX), such amounts shall be payable directly by the applicable Seller in cash. The Indemnity Escrow Shares to be deposited into the Indemnity Escrow Fund will be issued in the names of the Sellers, whether in book-entry or certificated form, with each Seller being issued such Seller’s Pro Rata Share of the Indemnity Escrow Shares. Whenever any disbursement of Indemnity Escrow Shares is made, such disbursement shall be comprised of Indemnity Escrow Shares registered in the name of the Seller that is required to satisfy an indemnity obligation or entitled to take receipt of such Indemnity Escrow Shares, as applicable, and in each case pursuant to this Article IX and the Escrow Agreement. Notwithstanding anything herein to the contrary, no fractional Buyer Common Shares shall be disbursed from the Indemnity Escrow Fund, and, to the extent that any such fractional security would be required to be so disbursed but for this sentence, such fractional security shall be rounded up or down to the nearest whole number of the applicable securities.2

(b) Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article VII to the extent this Article IX is inconsistent with Article VII.

Section 9.9 No Double Recovery. Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Person more than once, regardless of whether such Losses may be as a result of a breach of more than one representation or warranty or covenant. Notwithstanding anything to the contrary, any item included in the calculation of Closing Net Working Capital, Closing Transaction Expenses or Closing Indebtedness, in each case, that resulted in an actual reduction to the Purchase Price or was otherwise accrued as a specific payable, reserve or expense on the Closing Balance Sheet shall not, to the extent of such reduction or accrual, form the basis for a claim for indemnification under this Agreement.

Section 9.10 Exclusive Remedy; Waiver.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IF THE CLOSING OCCURS AND EXCEPT (I) AS PROVIDED IN THIS ARTICLE IX OR (II) IN THE CASE OF FRAUD, NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR ANY LOSS OR OTHER MATTER (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE AFFILIATES), UNDER, ARISING

[2]

Buyer Note: Escrow distribution mechanic to be reflected in the Escrow Agreement. Escrow Agreement to provide for 50% of the Indemnity Escrow Shares (less any shares reserved for disputed claims and any amounts previously released to satisfy indemnity claims) to be released on the first anniversary of the Closing Date and the remaining Indemnity Escrow Shares (less any shares reserved for disputed claims) to be released on the second anniversary of the Closing Date.

OUT OF OR RELATING TO THIS AGREEMENT, ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, ENVIRONMENTAL OR OTHER LAWS OR OTHERWISE.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR DAMAGES BASED UPON DIMINUTION OF VALUE, EXCEPT TO THE EXTENT, WITH RESPECT TO SPECIAL OR CONSEQUENTIAL DAMAGES OR DAMAGES BASED UPON DIMINUTION IN VALUE, THEY ARE THE NATURAL AND REASONABLY FORESEEABLE RESULT OF THE RELATED BREACH, PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 9.10(B) SHALL PREVENT A PARTY FROM RECOVERING ANY SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES PAYABLE TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 9.11 Mitigation. To the extent required by Law, the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, will use commercially reasonable efforts to mitigate Losses that, if and to the extent not mitigated, would be indemnifiable under this Article IX.

Section 9.12 Independent Investigation.

(a) THE BUYER ACKNOWLEDGES AND AGREES THAT: (I) THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OR ANY SCHEDULE, CERTIFICATE OR OTHER DOCUMENT DELIVERED PURSUANT HERETO CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES BY THE SELLERS AND THE COMPANY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; (II) EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY SELLER OR THE COMPANY REGARDING ANY SELLER OR THE COMPANY; AND (III) THE BUYER HAS CONDUCTED AND RELIED UPON (AMONG OTHER THINGS), ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF THE COMPANY AND HAS BEEN PROVIDED ADEQUATE ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE COMPANY FOR SUCH PURPOSE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OR ANY SCHEDULE, CERTIFICATE OR OTHER DOCUMENT DELIVERED PURSUANT HERETO, EACH SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR (AND THE BUYER DISCLAIMS ANY RELIANCE ON) ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE BUYER OR ANY OTHER PERSON OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION OR OTHER MATERIAL MADE AVAILABLE TO THE BUYER OR ANY OF ITS

REPRESENTATIVES IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS).

(b) EACH SELLER ACKNOWLEDGES AND AGREES THAT: (I) THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V OR ANY SCHEDULE, CERTIFICATE OR OTHER DOCUMENT DELIVERED BY THE BUYER PURSUANT HERETO CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES BY THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; (II) EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF THE BUYER REGARDING THE BUYER; AND (III) SUCH SELLER HAS CONDUCTED AND RELIED UPON (AMONG OTHER THINGS), ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF THE BUYER AND HAS BEEN PROVIDED ADEQUATE ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE BUYER FOR SUCH PURPOSE. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V OR ANY SCHEDULE, CERTIFICATE OR OTHER DOCUMENT DELIVERED BY THE BUYER PURSUANT HERETO, THE BUYER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR (AND EACH SELLER DISCLAIMS ANY RELIANCE ON) ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLERS OR ANY OTHER PERSON OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION OR OTHER MATERIAL MADE AVAILABLE TO THE BUYER OR ANY OF ITS REPRESENTATIVES IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS).

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Sellers Representative;

(b) (i) by the Sellers Representative, if no Seller or the Company is then in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within 15 days following delivery to the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Sellers

Representative or (ii) by the Buyer, if the Buyer is not then in material breach of its obligations under this Agreement and any Seller or the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3, (B) cannot be or has not been cured within 15 days following delivery to the Sellers Representative of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c) by either the Sellers Representative or the Buyer if the Closing shall not have occurred by November 3, 2017; provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d) by either the Sellers Representative or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 6.8, to have such order, decree, ruling or other action vacated;

(e) by the Buyer, if between the date hereof and the Closing, an event or condition occurs that has had a Material Adverse Effect; or

(f) by the Sellers Representative, if between the date hereof and the Closing, an event or condition occurs that has had a Buyer Material Adverse Effect.

The party seeking to terminate this Agreement pursuant to this Section 10.1 shall give prompt written notice of such termination to the other party.

Section 10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 6.7 relating to confidentiality, Section 6.10 relating to public announcements, this Section 10.2 and Article XI shall survive the termination hereof and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or from fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 11.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 11.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Sellers or the Company, in each case prior to the Closing, to:

Multi-Shot, LLC

3335 Pollok Drive

Conroe, TX 77303

Attention: Allen R. Neel

E-mail: aneel@msenergyservices.com

with a copy (which shall not constitute notice) to:

Multi-Shot Holding Corporation

600 Travis Street, Suite 2310

Houston, TX 77002

Attention: Paul Winters

E-mail: paul.winters@denhamcapital.com

NGP MS Holdings, LLC

5221 N. O’Connor Blvd.

Suite 1100

Irving, TX 75039

Attention: General Counsel

Email: jzlotky@ngptrs.com

Vinson & Elkins L.L.P.

1001 Fannin St.

Suite 2500

Houston, TX 77002

Attention: W. Matthew Strock

Email: mstrock@velaw.com

(ii)	if to the Buyer, to:

Patterson-UTI Energy, Inc.

10713 W. Sam Houston Pkwy N, Suite 800

Houston, Texas 77064

Attention: General Counsel

E-mail: legalnotice@patenergy.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1221 McKinney Street, 37th Floor

Houston, Texas 77010-2046

Attention: Tull R. Florey

Email: tflorey@gibsondunn.com

(iii)	if to the Sellers Representative, or, after the Closing, to the Sellers, to:

MS Incentive Plan Holdco, LLC

c/o NGP MS Holdings, LLC

5221 N. O’Connor Blvd.

Suite 1100

Irving, TX 75039

Attention: General Counsel

Email: jzlotky@ngptrs.com

and

MS Incentive Plan Holdco, LLC

c/o Multi-Shot Holding Corporation

600 Travis Street, Suite 2310

Houston, TX 77002

Attention: Paul Winters

E-mail: paul.winters@denhamcapital.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin St.

Suite 2500

Houston, TX 77002

Attention: W. Matthew Strock

Email: mstrock@velaw.com

Section 11.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. References to documents or other materials “provided” or “made available” to Buyer shall mean that such documents or other materials were present at least two Business Days prior to the date of this Agreement in the on-line data room maintained by the Sellers and the Company for purposes of the transactions contemplated herein and accessible by Buyer. Any item or matter disclosed or listed on any particular Disclosure Schedule is deemed to be disclosed or listed on any other Disclosure Schedule to the extent it is reasonably apparent that such item relates or is applicable to, or is properly disclosed under, such other Disclosure Schedule or the section of this Agreement to which such other Disclosure Schedule corresponds, notwithstanding the fact that the Disclosure Schedules are arranged to correspond to the sections of this Agreement, that a particular section of this Agreement makes reference to a particular Disclosure Schedule, or that a particular representation, warranty or covenant in this Agreement may not make reference to a Disclosure Schedule.

Section 11.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 11.7 No Third-Party Beneficiaries. Except as provided in Section 6.5 and Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 11.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Texas.

Section 11.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined any Texas state or federal court sitting in Harris County, Texas (or, if such court lacks subject matter jurisdiction, in any appropriate Texas state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 2.4 shall be resolved by the Independent Accounting Firm as provided therein.

Section 11.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that (i) the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller and (ii) one or more Sellers may assign their respective rights, interests or obligations under this Agreement to the Seller Representative; provided further, that no assignment shall relieve or limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Texas state or federal court sitting in Harris County, Texas (or, if such court lacks subject matter jurisdiction, in any appropriate Texas state or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 11.12 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 11.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 11.16 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 11.17 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 11.18 No Presumption Against Drafting Party. The Buyer and each of the Sellers acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.19 Role of Vinson & Elkins L.L.P.; Waiver of Conflicts and Privilege.

(a) Each of the parties acknowledges and agrees that in connection with the matters related to this Agreement, Vinson & Elkins L.L.P. solely represented the Company and did not represent any officer, employee or director of the Company individually.

(b) The Buyer waives and will not assert, and agrees to cause the Company to waive and to not assert, any conflict of interest arising out of or relating to the potential representation, after the Closing (the “Post-Closing Representation”), of any Seller or any officer, employee, director or manager of any Seller or the Company (any such Person, a “Designated Person”) in any matter involving this Agreement or the transactions contemplated hereby, by any legal counsel (including Vinson & Elkins L.L.P.) currently representing the Company in connection with this Agreement or the transactions contemplated by the Ancillary Agreements (the “Current Representation”).

(c) The parties agree that, following the Closing, with respect to any communication between any legal counsel (including Vinson & Elkins L.L.P.) or other advisor, on the one hand, and any Seller, the Company or any Designated Person or their respective Affiliates, on the other hand, occurring during the Current Representation in connection with this Agreement, the Ancillary Agreement or the transactions contemplated hereby or thereby (collectively, the “Privileged Communications”), the attorney-client privilege and expectation of client confidence shall be exclusively vested in and belong to, and may controlled exclusively by, the Sellers and shall not pass to or be claimed by the Buyer or the Company. Accordingly, following the Closing, (i) the Buyer and the Company will not have access to any such communications or the files of any such legal counsel or other advisor relating to the Current Representation, (ii) to the extent such files constitute property of the client during the Current Representation, only the Sellers (and not the Company) shall hold such property rights, (iii) such legal counsel or other advisor shall have no duty to reveal or disclose any such Privileged Communications to Buyer or the Company by reason of any Post-Closing Representation, (iv) Sellers may use the Privileged Communications in any dispute that relates in any way to this Agreement, the Ancillary Agreement or the transactions contemplated hereby or thereby (including in any claim for indemnification brought by the Buyer or its Representatives) and (v) neither the Buyer nor the Company may use or rely on any of the Privileged Communications in any action against or involving any of the parties or seek to obtain such communications (whether by seeking a waiver of the attorney-client privilege or through other means). The Buyer waives and will not assert, and agrees to cause the Company to waive and to not assert, any attorney-client privilege in connection with any Post-Closing Representation relating to the Current Representation, including in connection with a dispute with the Buyer and, following the Closing, with the Company. Notwithstanding the foregoing, in the event that a dispute arises after Closing between Buyer or the Company, on the one hand, and a third party (other than a party to this Agreement), on the other hand, the Company may assert the attorney-client privilege to prevent disclosure of Privileged Communications by counsel to such third party; provided that the Company may not waive such privilege without the prior written consent of the Sellers Representative.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER

PATTERSON-UTI ENERGY, INC.

By:	/s/ John E. Vollmer III
Name: John E. Vollmer III
Title: Executive Vice President-Corporate
Development, Chief Financial Officer and Treasurer

COMPANY

MULTI-SHOT, LLC

By:	/s/ Allen R. Neel
Name: Allen R. Neel
Title: Chairman & CEO

SELLERS

/s/ ALLEN NEEL
ALLEN NEEL

/s/ PAUL CULBRETH
PAUL CULBRETH

/s/ RON WHITTER
RON WHITTER

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

MULTI-SHOT HOLDING CORPORATION

By:	/s/ Geer Blolock
Name: Geer Blalock
Title: Vice President

NGP MS HOLDINGS, LLC

By: NGP X US HOLDINGS, L.P., its managing member

By: NGP X HOLDINGS GP, L.L.C., its general partner

By:	/s/ Richard L. Covington
Name: Richard L. Covington
Title: Authorized Signatory

SELLERS REPRESENTATIVE

MS INCENTIVE PLAN HOLDCO, LLC

By:	/s/ Allen R. Neel
Name: Allen R. Neel
Title: Authorized Person

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

Exhibit A

Form of Escrow Agreement

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of [            ], 2017 (this “Agreement”), among Patterson-UTI Energy, Inc., a Delaware corporation (the “Buyer”), MS Incentive Plan Holdco, LLC, a Delaware limited liability company (the “Sellers Representative”), and Continental Stock Transfer & Trust Company, a corporation having an office at 17 Battery Place, New York, New York (the “Escrow Agent” and, together with the Buyer and Sellers Representative, the “Parties”).

RECITALS

A.	In connection with the Securities Purchase Agreement, dated September 4, 2017, (the “Purchase Agreement”), among the Buyer, Multi-Shot, LLC, a Texas limited liability company (the “Company”), the holders of limited liability company interests of the Company a party thereto (collectively, the “Sellers”) and the Sellers Representative, the Sellers agreed to sell to the Buyer, and the Buyer agreed to purchase from the Sellers, 100% of the issued and outstanding limited liability company interests of the Company.

B.	Pursuant to Section 2.2(b)(ii) of the Purchase Agreement, the Parties agreed to enter into this Agreement with respect to the Escrowed Shares (as defined below).

NOW THEREFORE in consideration of the premises and mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions

Capitalized terms used herein shall, unless indicated otherwise herein, have the same meanings as are ascribed to them in the Purchase Agreement.

ARTICLE 2

APPOINTMENT OF ESCROW AGENT

2.1	Appointment of Escrow Agent

The Buyer and the Sellers Representative, on behalf of the Sellers, hereby appoint the Escrow Agent to act as escrow agent for the purposes and on the terms and conditions set forth in this Agreement and the Escrow Agent accepts such appointment on such terms and conditions.

ARTICLE 3

PROVISIONS RELATING TO ESCROWED SHARES

3.1	Delivery of Escrowed Shares

Pursuant to the terms of the Purchase Agreement, concurrently with the execution of this Agreement the Buyer is depositing 1,256,913 Buyer Common Shares (the “Escrowed Shares”) with the Escrow Agent to be held by the Escrow Agent pursuant to and in accordance with the provisions of the Purchase Agreement and this Agreement. For the purposes of the foregoing, the Sellers Representative hereby directs that the Escrowed Shares be registered in the name of “CONTINENTAL STOCK TRANSFER & TRUST, AS ESCROW AGENT UNDER THE ESCROW AGREEMENT DATED [•], 2017”. The Escrow Agent hereby acknowledges that the Escrowed Share Amount (as defined below) is held in trust for the benefit of the Sellers.

3.2	Set-off Against Escrow Amount

The Buyer and the Sellers Representative hereby agree that:

(a)	the Buyer shall be entitled to, through the release of the Escrowed Shares to the Buyer and cancellation thereof and/or the release to the Buyer of amounts in respect of the Cash Portion (as defined below) (the Escrowed Shares and the Cash Portion together, the “Escrowed Share Amount”), any amounts that the Buyer is entitled to recover from the Sellers pursuant to the Purchase Agreement provided such amounts are mutually agreed to or finally determined in accordance with the Purchase Agreement;

(b)	if the Buyer is entitled to recover any portion of the Escrowed Share Amount in accordance with the Purchase Agreement, then the Buyer and the Sellers Representative shall authorize and direct the Escrow Agent to return to the Buyer out of the Escrowed Share Amount (if there are sufficient Escrowed Shares or Cash Portion remaining to do so and until the Escrowed Share Amount is exhausted), the amount of the award or agreed amount payable to the Buyer as a set-off against Losses; provided, however, that in no event shall Buyer be entitled to recover any portion of the Escrowed Share Amount with respect to indemnity obligations of a Seller in excess of such Seller’s Pro Rata Share (as defined in the Purchase Agreement) of the Escrowed Share Amount;

(c)	for the purposes of any release and cancellation of Escrowed Shares pursuant to the mechanics described in Section 3.2(a), the Buyer and the Sellers Representative agree that each Escrowed Share shall be valued at a price of $19.89 per share;

(d)	any fractional Escrowed Shares released from escrow pursuant to the terms of this Agreement shall be rounded up or down, as applicable, to the nearest whole share; and

(e)	the Buyer and the Sellers Representative shall direct the Escrow Agent in the performance of its duties hereunder in order to give effect to this Section 3.2.

3.3	Protection of Escrowed Share Amount

(a)	The Escrow Agent shall hold, safeguard and deliver the Escrowed Share Amount in accordance with the terms of this Agreement.

(b)	Should any cash form part of the Escrowed Share Amount (the “Cash Portion”) as a result of the terms of this Agreement, including pursuant to Section 3.7, the Escrow Agent shall cause the Cash Portion to be deposited in an account with a bank in accordance with its practices for handling trust funds, provided that any such bank shall have capital and surplus of at least $500,000,000. The interest earned on the investment of the Cash Portion, if any, shall be held and reinvested from time to time in accordance with the foregoing provisions. Except as otherwise provided in this Section 3.3(b), the Party entitled to the Escrowed Share Amount or any part thereof in accordance with the provisions of the Purchase Agreement shall also be entitled to the interest earned on the Cash Portion, or such part thereof, as the case may be. The Parties agree that the Buyer shall be treated as the owner of the Cash Portion for income tax purposes, and will report all income, if any, that is earned on, or derived from, the Cash Portion, as the income of the Buyer in the taxable year in which income is properly includable. The Buyer shall be responsible for paying taxes on all income earned on the Cash Portion and for filing all necessary tax returns with respect to such income. The Buyer may, at any time and from time to time prior to the release of the Escrow Share Amount in accordance with Section 3.4, by written notice to the Escrow Agent with a copy to the Sellers Representative specify the amount (the “Tax Amount”) of any taxes reasonably anticipated to be paid by the Buyer in respect of income earned on, or derived from, the Cash Portion (without duplication to any taxes the Buyer previously gave notice of and received payment for hereunder), and the Escrow Agent shall within ten Business Days following receipt thereof pay to the Buyer out of the Cash Portion the Tax Amount specified in such notice.

3.4	Release of Escrowed Share Amount

The Escrowed Share Amount shall be held, administered and released by the Escrow Agent as follows:

(a)

On the first anniversary of the Closing Date (the “First Anniversary”), the Buyer and the Sellers Representative shall deliver to the Escrow Agent a written direction signed by the Buyer and the Sellers Representative, subject to this Section 3.4, instructing the Escrow Agent to release fifty percent (50%) of the number of Escrowed Shares originally deposited hereunder to the Sellers Representative in accordance with Section 3.4(d), less (i) such number of Escrowed Shares as is equal to the aggregate of: (A) the number of Escrowed Shares (if any) previously released from escrow to the Buyer for cancellation; (B)

the aggregate portion of the Escrowed Share Amount (if any) being held by the Escrow Agent, as at such date, in accordance with Section 3.4(c) on account of outstanding Claims, and (C) the number of Escrowed Shares which have been previously released by the Escrow Agent for any reason not specified in paragraphs (A) and (B) of this Section 3.4(a); provided, that, if the amount of Escrowed Shares to be released in accordance with this Section 3.4(a) would be negative, no Escrowed Shares shall be released.

(b)	On the second anniversary of the Closing Date (the “Second Anniversary”), the Buyer and the Sellers Representative shall deliver to the Escrow Agent a written direction signed by the Buyer and the Sellers Representative, subject to this Section 3.4, instructing the Escrow Agent to release the remaining Escrowed Share Amount to the Sellers Representative in accordance with Section 3.4(d), less the aggregate portion of the Escrowed Share Amount (if any) being held by the Escrow Agent, as at such date, in accordance with Section 3.4(c) on account of outstanding Claims.

(c)	If at any time prior to the Second Anniversary, the Escrow Agent receives notice from the Buyer of a claim against the Sellers pursuant to Section 2.4(f)(iii) or Article 9 under the Purchase Agreement (each, a “Claim”), then all or a portion of the Escrowed Share Amount then held by the Escrow Agent (up to the maximum amount that is sufficient to cover the amount of such Claim as stated in such notice) will not be released on the First Anniversary or the Second Anniversary, as applicable, but will continue to be held by the Escrow Agent and only released in accordance with Section 3.4(d).

(d)	Any portion of the Escrowed Share Amount retained by the Escrow Agent on account of any outstanding Claims in accordance with Section 3.4(c) shall only be released by the Escrow Agent where:

(i)	either Buyer or the Sellers Representative deliver to the Escrow Agent a notarized copy of a judgment or award of a court of competent jurisdiction (all customary rights to appeal having been exhausted or waived or the time for appealing having expired) confirming either the Buyer’s right to indemnification under the Purchase Agreement or the dismissal of any claim for such indemnification; or

(ii)	a written joint direction of the Buyer and the Sellers Representative with respect to the release and registration of the Escrowed Share Amount has been delivered to the Escrow Agent.

(e)	Any Escrowed Shares or Cash Portion released to the Sellers in accordance with this Agreement shall be released directly to the Sellers Representative on behalf of the Sellers, and shall be titled in the name of the Sellers Representative and/or the Sellers, as directed by the Sellers Representative in a written instruction to the Escrow Agent.

3.5	Restrictions on Dealing with Escrowed Share Amount

No portion of the Escrowed Share Amount, and no direct or indirect interest in, control or direction over or certificate evidencing the Escrowed Share Amount, may, directly or indirectly, be sold, assigned, transferred, redeemed, surrendered for consideration, mortgaged, hypothecated, charged, pledged, encumbered or otherwise dealt with in any manner except as provided in this Agreement.

3.6	Voting of Escrowed Shares

This Agreement will not impair any right of the Sellers to exercise voting rights attaching to the Escrowed Shares, if any, or any shareholder remedies provided by applicable Law, and the Escrow Agent hereby agrees to exercise any such right on the Sellers’ behalf upon direction from the Sellers Representative on behalf of each applicable Seller.

3.7	Dividends on Escrowed Share Amount

If any dividend or distribution is declared on any Escrowed Shares while such shares continue to be held in escrow under this Agreement, such dividend or distribution shall be retained by the Escrow Agent, and shall form part of the Cash Portion of the Escrowed Share Amount (to be dealt with in accordance with Section 3.3(b)).

3.8	Exercise of Other Rights Attaching to Escrowed Shares

This Agreement will not impair any right of the Sellers, as beneficial owners, to exercise a right attaching to any Escrowed Share(s) that entitles such Seller to purchase or otherwise acquire another security or to exchange or convert such Escrowed Share(s) for or into another security, provided that the securities so acquired on exchange or conversion of the Escrowed Share(s) are deposited in escrow with the Escrow Agent to be released mutatis mutandis on the same terms as the Escrowed Shares to which the right attached. The Escrow Agent hereby agrees to exercise any such rights on each Sellers behalf upon direction from the Sellers Representative.

ARTICLE 4

TERMINATION

4.1	Termination of this Agreement

This Agreement shall terminate when the full Escrowed Share Amount has been released by the Escrow Agent pursuant to the provisions of Section 3.4 or upon the written agreement of the Parties.

ARTICLE 5

BUSINESS COMBINATION

5.1	Business Combination

(a)	This Article 5 applies to the following (a “business combination”):

(i)	a formal tender offer or similar offer for any outstanding equity securities of the Buyer which, if successful, would result in a change of control of the Buyer;

(ii)	a merger involving the Buyer, if the Buyer is not the surviving entity or if holders of outstanding equity securities of the Buyer receive equity securities of a different entity or cash or other property in exchange for their outstanding equity securities of the Buyer; and

(iii)	any transaction or reorganization that has an effect similar to any of the foregoing.

(b)	The Escrow Agent shall tender the Escrowed Shares of a Seller to a person or company in a business combination if:

(i)	at least fifteen business days prior to the date the Escrowed Shares must be tendered under the business combination, the Buyer notifies the Sellers Representative in writing of such business combination; and

(ii)	at least five business days prior to the date the Escrowed Shares must be tendered under the business combination, the Sellers Representative delivers to the Escrow Agent:

(A)	(1) written instructions signed by the Sellers Representative that directs the Escrow Agent to deliver to the paying, exchange or transfer agent or other depository acting in connection with the business combination any certificates or other evidence of the Escrowed Shares, (2) a completed and executed letter of transmittal or similar document and, where required, a transfer power of attorney completed and executed and (3) any other documentation specified or provided by the Sellers Representative and to be delivered in accordance with the instructions from such paying, exchange or transfer agent or other depository set forth in such letter of transmittal or similar document, in the case of the foregoing (2) and (3), as applicable; and

(B)	any other information concerning the business combination as the Escrow Agent may reasonably request.

(c)	As soon as reasonably practicable, and in any event no later than one Business Day after the Escrow Agent receives the documents and information required under paragraph (b) above, the Escrow Agent shall deliver to the paying, exchange or transfer agent or other depository acting in connection with the business combination, in accordance with the written instructions, any certificates or other evidence of the Escrowed Shares, any other documentation to be provided pursuant to Section 5.1(b)(ii)(A) and Section 5.1(b)(ii)(B) and a letter addressed to the depositary under the business combination that:

(i)	identifies the Escrowed Shares that are being exchanged, submitted or tendered in connection with the business combination;

(ii)	states that the Escrowed Shares are held in escrow; and

(iii)	states that the Escrowed Shares are delivered only for the purposes of the business combination and that they will be released from escrow only after one of the conditions described in paragraph (d) below is met;

(d)	The Escrow Agent shall release from escrow and deliver to the paying, exchange or transfer agent or other depository acting in connection with the business combination the applicable Escrowed Shares when the Escrow Agent receives notification from the Sellers Representative that:

(i)	the terms and conditions of the business combination have been met or waived; and/or

(ii)	the Escrowed Shares have either been accepted and paid for or are subject to an unconditional obligation to be accepted and paid for under the business combination.

(e)	If a Seller receives securities (“new securities”) of another issuer (“successor issuer”) in exchange for Escrowed Shares pursuant to a business combination, the new securities will be subject to and form part of the Escrowed Share Amount.

(f)	Any securities issued by the Buyer in exchange for the Escrowed Shares pursuant to a business combination or a consolidation, subdivision or other capital reorganization of the Buyer shall be deposited in escrow under this Escrow Agreement in substitution or in addition to, as the case may be, the Escrowed Shares, and released in accordance with the terms of this Agreement, mutatis mutandis.

(g)	Any cash amount to which a Seller is entitled in exchange for Escrowed Shares pursuant to a business combination shall form part of the Escrowed Share Amount (to be dealt with in accordance with Section 3.3(b)).

ARTICLE 6

ESCROW AGENT

6.1	Fees

Subject to Section 6.4(c) hereof, the Buyer and Sellers Representative agree with the Escrow Agent that each will pay or cause to be paid to the Escrow Agent one-half of the fees, costs and expenses of the Escrow Agent for acting as escrow agent hereunder, as set forth in Schedule A hereto. The Escrowed Share Amount shall not be subject to any liens or encumbrances for any unpaid fees incurred on behalf of the Escrow Agent.

6.2	Indemnification of Escrow Agent

The Escrow Agent shall not, by reason of its execution of this Agreement, assume or be deemed to have assumed any responsibility or liability for any transactions between the other Parties other than for the performance of its obligations with respect to the Escrowed Share Amount in accordance with this Agreement. The Party on whose behalf, or pursuant to whose direction, the Escrow Agent acts shall indemnify and hold harmless the Escrow Agent and its partners, associates, officers, directors, employees and agents from and against any and all claims, demands, losses, penalties, costs, expenses, fees and liabilities, including, without limitation, legal fees and expenses, directly or indirectly, sustained or incurred by the Escrow Agent as a result of the taking of such action, except where such action or omission involves the wilful misconduct, gross negligence or bad faith of the Escrow Agent, and in the exercise of its reasonable judgment and any act done or omitted by it pursuant to the advice of any legal counsel it may employ shall be conclusive evidence of such good faith. This indemnity shall survive the termination of this Agreement.

6.3	Duties of Escrow Agent

The Escrow Agent shall have no duties or responsibilities except as expressly provided in this Agreement and shall not be obligated to recognize, nor have any liability or responsibility arising under, any other agreement to which the Escrow Agent is not a party (including the Purchase Agreement), notwithstanding that reference thereto may be made herein.

6.4	Responsibilities of Escrow Agent

(a)	The Escrow Agent shall not be responsible for the sufficiency, genuineness or validity of any property deposited with the Escrow Agent hereunder.

(b)	The Escrow Agent may, acting reasonably, rely upon any instrument in writing believed by the Escrow Agent to be genuine and sufficient and properly presented in accordance with the terms of this Agreement and the Escrow Agent shall not be liable or responsible for any action taken or omitted to be taken in accordance with the provisions hereof.

(c)	The Escrow Agent may employ or retain such counsel or other experts or advisors or agents as it may reasonably require for the purpose of discharging its duties hereunder, and the Escrow Agent’s reasonable costs associated therewith will be borne one-half by the Buyer, on the one hand, and one-half by the Sellers Representative, on the other hand.

(d)	In case any property held by the Escrow Agent hereunder shall be attached, garnisheed or levied upon under any order of a court or the delivery thereof shall be stayed or enjoined by any order of any court or any other order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, the Escrow Agent is hereby expressly authorized in its sole discretion to obey and comply with all writs, orders, final judgments or decrees so entered or issued and in case the Escrow Agent complies with any such writ, order, final judgment or decree the Escrow Agent shall not be liable to any of the other Parties, their heirs, executors, legal representatives, successors or assigns or to any other person, firm or corporation by reason of such compliance.

6.5	Replacement of Escrow Agent

The Escrow Agent may resign and be discharged from all further duties and liabilities hereunder by giving to the Buyer and the Sellers Representative 60-days’ advance notice in writing which resignation will take effect on the appointment of, and acceptance by, a successor in accordance with this Agreement. In the event of the Escrow Agent resigning as aforesaid, a replacement escrow agent shall be appointed by the other Parties jointly and failing such appointment the retiring Escrow Agent may apply to a court of competent jurisdiction on such notice as such justice may direct, for the appointment of a new escrow agent. Any escrow agent appointed in accordance with this Section 6.5 shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as escrow agent, without any further assurance, conveyance, act or deed, and the expression “Escrow Agent” herein shall include such replacement escrow agent. If a new escrow agent is appointed by a court of competent jurisdiction, the new Escrow Agent will be entitled to receive a reasonable fee for its services, which may be different from the fees payable to the retiring Escrow Agent, as may be approved by such court or agreed by the Buyer and the Sellers Representative. At the time of appointment of the successor escrow agent, the Escrow Agent will deliver the Escrowed Share Amount to such successor.

6.6	No Agency or Trust Relationship

The Buyer and the Sellers Representative acknowledge that the Escrow Agent is acting solely at their request and for their convenience and the Escrow Agent shall not be deemed to be the agent or trustee of any Party in respect of the escrow herein referred to, and the duties of the Escrow Agent hereunder are purely mechanical in nature and shall not give rise to any fiduciary obligation to any Party.

6.7	Exoneration of Liability

The Escrow Agent shall not be liable for any action taken or omitted to be taken by it in good faith except where such action or omission involves the wilful misconduct, gross negligence or bad faith of the Escrow Agent. The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and will not be liable for any action taken or omitted by it in good faith in accordance with such advice.

6.8	Limitation of Responsibility

The Escrow Agent shall have no duty to know or determine the performance or non-performance of any provision of this Agreement or any other agreement except as expressly required or contemplated in the performance by the Escrow Agent of the functions contemplated to be performed by it under this Agreement. The duties and responsibilities of the Escrow Agent are limited to those expressly stated herein. The provisions of this Section 6.8 are not intended to and shall not restrict or remove any other rights which the Escrow Agent may have at law or in equity to seek relief or direction a court of competent jurisdiction in addition to such as are expressly set forth herein. Except as otherwise expressly provided herein, the Escrow Agent is hereby authorized to disregard any and all notices or other communication, other than written notices given by any of the other Parties, and is hereby expressly authorized to comply with any and all processes, orders, judgments or decrees of any court of competent jurisdiction and shall not be liable to any of the other Parties for such compliance. If the Escrow Agent complies with any such process, order, judgment or decrees of any court, it shall not be liable to any of the other Parties for compliance, notwithstanding any such process, order, judgment or decree being subsequently reversed, modified, annulled, set aside, or vacated, or being subsequently found to have been issued or entered without jurisdiction. The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority, or rights of the Parties (or their agents) executing or delivering or purporting to execute or deliver this Agreement, or any instruments, documents, or papers related hereto or funds deposited or called for hereunder. The Escrow Agent shall not be liable for any reasonable error of judgment or any act or omission or any mistake or fact or law.

6.9	Dispute

In the event of any conflicting demands or claims with respect to the subject matter of this Agreement, the Escrow Agent shall have the right to discontinue all further acts until such conflicts are resolved, and the further right to commence or defend any action or proceeding for the determination of such conflict, including, without limitation of the foregoing, a suit or action in interpleader. In the event that the Escrow Agent should commence any action to determine any such conflict between the Parties, including but not limited to an action in the nature of an interpleader, the Escrow Agent shall, upon deposit of the Escrowed Share Amount held hereunder with a court of competent jurisdiction, be ipso facto released and discharged from any and all duties and obligations imposed upon the Escrow Agent hereunder with respect to the subject matter of such action.

6.10	Anti-Money Laundering/Anti-Terrorist Legislation

(a)	Each Party hereby represents to the Escrow Agent that any account to be opened by, or interest to be held by, the Escrow Agent in connection with this Agreement, for or to the credit of such Party, either (i) is not intended to be used by or on behalf of any third party or (ii) is intended to be used by or on behalf of a third party in which case such third party will complete and execute forthwith a declaration in the Escrow Agent’s prescribed form as to the particulars of such third party.

(b)	The Escrow Agent retains the right not to act and will not be liable for refusing to act if, due to lack of information or for any other reason whosoever, the Escrow Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, if the Escrow Agent, in its sole judgment, determines at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it will have the right to resign on ten Business Days written notice to the other Parties to this Agreement, provided:

(i)	the Escrow Agent’s written notice describe the circumstance of such non-compliance; and

(ii)	if such circumstance is rectified to the Escrow Agents’ satisfaction within such ten Business Days period, the such resignation will not be effective.

ARTICLE 7

GENERAL

7.1	Assignment

None of the Parties may assign in whole or in part its rights or obligations under this Agreement without the prior written consent of the Buyer and the Sellers Representative.

7.2	Independent Legal Advice

Each of the Parties acknowledges having been encouraged to seek and having had the opportunity to obtain independent legal advice with respect to the terms of this Agreement.

7.3	Entire Agreement

This Agreement and, subject to Section 7.12, the Purchase Agreement and the other Ancillary Agreements (as defined in the Purchase Agreement) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof. None of the Parties shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth or referenced in this Agreement and, subject to Section 7.12, the Purchase Agreement and the other Ancillary Agreements.

7.4	Further Assurances

Each of the Parties will from time to time after the Closing Date at the request of the other Parties and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other Parties may reasonably require to give effect to any matter provided for herein.

7.5	Severability

If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be illegal, invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth in this Agreement. Each provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by Law.

7.6	Governing Law

THIS AGREEMENT AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

7.7	Submission to Jurisdiction; Waiver of Jury Trial

(a)

EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN DELAWARE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING

A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 7.10 BELOW. NOTHING IN THIS SECTION 7.7(a), HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

(b)	EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

7.8	Successors and Assigns

This Agreement shall accrue to the benefit of and be binding upon each of the Parties and their respective heirs, executors, administrators, permitted assigns and successors including any successor resulting from any amalgamation, merger, arrangement or other reorganization or any continuance under the laws of another jurisdiction.

7.9	Time of Essence

Time is of the essence hereof.

7.10	Notices

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent prepaid courier service or mail, or (iii) sent by e-mail or other similar means of electronic communication addressed as follows:

in the case of notice to the Buyer:

Patterson-UTI Energy, Inc.

10713 W. Sam Houston Pkwy N, Suite 800

Houston, Texas 77064

Attention: General Counsel

E-mail: legalnotice@patenergy.com

With a copy to:

Gibson, Dunn & Crutcher LLP

1221 McKinney Street, 37th Floor

Houston, Texas 77010

Attention: Tull R. Florey

E-mail: tflorey@gibsondunn.com

in the case of notice to the Sellers Representative:

MS Incentive Plan Holdco, LLC

c/o NGP MS Holdings, LLC

5221 N. O’Connor Blvd.

Suite 1100

Irving, TX 75039

Attention: General Counsel

Email: jzlotky@ngptrs.com

with a copy to:

Vinson & Elkins LLP

W. Matthew Strock

1001 Fannin Street

Suite 2500

Houston, Texas 77002

Attention: W. Matthew Strock

E-mail: mstrock@velaw.com

in the case of the Escrow Agent:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, NY 10004

Attention: _______________

E-mail: _______________

Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(a)	if delivered or sent by prepaid courier, be deemed to have been given, sent, delivered and received on the date of delivery;

(b)	if sent by mail, be deemed to have been given, sent, delivered and received on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mail, allowing for such discontinuance or interruption of regular postal service; and

(c)	if sent by e-mail, upon written confirmation of receipt by e-mail or otherwise.

7.11	Headings

The headings set forth in this Agreement are for convenience only and shall not affect the interpretation hereof.

7.12	Conflict with Purchase Agreement

In the event of a conflict between this Agreement and the Purchase Agreement, the applicable provisions of this Agreement shall prevail.

7.13	Interpretation not Affected by Party Drafting

The Parties have participated, directly and through their respective legal counsel, collectively in the negotiation, preparation and drafting of this Agreement. If in connection with the construction of this Agreement any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement, and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable.

7.14	Waiver

Any Party which is entitled to the benefits of this Agreement may, and has the right to, unless otherwise provided, waive any term or condition hereof at any time, provided however that such waiver shall be evidenced by written instrument duly executed on behalf of such Party.

7.15	Amendments

No amendment, modification or supplement to this Agreement shall be effective unless provided in writing and signed by all the Parties and approved by all necessary governmental regulatory authorities.

7.16	Remedies Cumulative

The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

7.17	Counterparts

This Agreement may be executed in several counterparts (by original, facsimile, pdf or other electronic signature), each of which when so executed shall be deemed to be an original and each of such counterparts, if executed by each of the Parties, shall constitute a valid and enforceable agreement among the Parties.

[Signature pages follow.]

IN WITNESS THEREOF, this Agreement has been executed by the Parties as of the day and year first above written.

BUYER: PATTERSON-UTI ENERGY, INC.

By:
Name: Title:	[ ] [ ]

[Signature Page to Escrow Agreement]

SELLERS REPRESENTATIVE: MULTI-SHOT HOLDCO, LLC

By:
Name: Title:	[ ] [ ]

[Signature Page to Escrow Agreement]

ESCROW AGENT: CONTINENTAL STOCK & TRUST COMPANY

By:
Name: Title:	[ ] [ ]

[Signature Page to Escrow Agreement]

[Schedule A]

Exhibit B

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

between

PATTERSON-UTI ENERGY, INC.

and

THE SELLERS PARTY HERETO

Dated as of [            ], 2017

i

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of [        ], 2017 (this “Agreement”), among Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), and the Persons identified on Schedule A hereto (each, a “Seller” and, collectively, the “Sellers”).

WHEREAS, the Company and the Sellers are parties to a Securities Purchase Agreement, dated as of September 4, 2017 (the “Purchase Agreement”), pursuant to which the Sellers are selling to the Company, and the Company is purchasing from the Sellers, 100% of the issued and outstanding limited liability company interests in Multi-Shot, LLC, a Texas limited liability company (the “Sale”);

WHEREAS, in accordance with Section 2.2 of the Purchase Agreement, as consideration for and at the closing of the Sale, the Company is (i) issuing 7,541,478 shares of Common Stock to the Sellers and (ii) depositing 1,256,913 shares of Common Stock with Continental Stock Transfer & Trust Company (the “Escrow Agent”) to be held and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement (all such shares that are distributed to the Sellers in accordance with the Escrow Agreement, together with the shares of Common Stock described in the foregoing clause (i), the “Shares”);

WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Sellers pursuant to the Purchase Agreement; and

WHEREAS, it is a condition to the obligations of the Company and the Sellers under the Purchase Agreement that this Agreement be executed and delivered;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning specified therefor in the introductory paragraph.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

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“Closing” has the meaning specified in the Purchase Agreement.

“Closing Date” has the meaning specified in the Purchase Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Effective Date” means the date of effectiveness of a Shelf Registration Statement filed pursuant to Section 2.1(a).

“Effectiveness Period” has the meaning specified therefor in Section 2.1(a).

“Escrow Agent” has the meaning specified therefor in the Recitals of this Agreement.

“Escrow Agreement” has the meaning specified in the Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Filing Date” has the meaning specified therefore in Section 2.1(a).

“Governmental Authority” has the meaning set forth in the Purchase Agreement.

“Holder” means the record holder of any Registrable Securities.

“Included Registrable Securities” has the meaning specified therefor in Section 2.2(a).

“Law” has the meaning set forth in the Purchase Agreement.

“Liquidated Damages” has the meaning specified therefor in Section 2.1(c).

“Liquidated Damages Multiplier” has the meaning specified therefor in Section 2.1(c).

“Losses” has the meaning specified therefor in Section 2.7(a).

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“NASDAQ” means the NASDAQ Global Select Market.

“Other Holder” has the meaning specified in Section 2.2(b).

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

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“Piggyback Opt-Out Notice” has the meaning specified therefor in Section 2.2(a).

“Piggyback Registration” has the meaning specified therefor in Section 2.2(a).

“Purchase Agreement” has the meaning specified therefor in the Recitals of this Agreement.

“Purchased Share Price” means $19.89 per share.

“Registrable Securities” means (a) the Shares and (b) any shares of Common Stock issued or issuable with respect to the Shares by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Common Stock (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a Holder whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected).

“Registration Expenses” has the meaning specified therefor in Section 2.6(a).

“Resale Opt-Out Notice” has the meaning specified therefor in Section 2.1(b).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Seller” or “Sellers” has the meaning set forth in the introductory paragraph of this Agreement.

“Selling Expenses” has the meaning specified therefor in Section 2.6(a).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Shares” has the meaning specified therefor in the Recitals of this Agreement.

“Shelf Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act).

“Target Effective Date” has the meaning specified therefor in Section 2.1(c).

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Stock is sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks. For the avoidance of doubt, any offering or sale of Common Stock by the Company pursuant to an “at-the-market” offering as defined in Rule 415(a)(4) of the Securities Act shall not be considered an Underwritten Offering hereunder.

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“WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the Commission).

Section 1.2 Registrable Securities. Any Registrable Security will cease to be a Registrable Security at the earliest of the following: (a) when a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force) under the Securities Act; (c) when such Registrable Security is held by the Company or one of its subsidiaries; (d) when such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities; and (e) as to Registrable Securities beneficially owned by a Holder, the date on which all Registrable Securities beneficially owned by such Holder may be sold in a single sale pursuant to any section of Rule 144 under the Securities Act (or any similar provision then in force under the Securities Act) without any restriction or other requirement that must be satisfied by such Holder or the Company.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Shelf Registration.

(a) Shelf Registration. As soon as practicable following the Closing, but in no event more than 30 days following the Closing Date, the Company shall use its commercially reasonable efforts to prepare and file a Shelf Registration Statement under the Securities Act covering the Registrable Securities. The Company shall use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective as promptly as practicable after the date of filing of such Shelf Registration Statement (the “Filing Date”). The Company will use its commercially reasonable efforts to cause such Shelf Registration Statement filed pursuant to this Section 2.1(a) to be continuously effective under the Securities Act until the earliest of (i) all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in such Shelf Registration Statement, (ii) there are no longer any Registrable Securities outstanding or (iii) three years from the Effective Date (the “Effectiveness Period”). A Shelf Registration Statement filed pursuant to this Section 2.1(a) shall be on such appropriate registration form of the Commission as shall be selected by the Company; provided, however, that if the Company is a WKSI at the time a Shelf Registration Statement is required to be filed hereunder, such Shelf Registration Statement shall be filed as an Automatic Shelf Registration Statement. A Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Shelf Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that

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a Shelf Registration Statement filed pursuant to this Section 2.1(a) becomes effective, but in any event within five Business Days of such date, the Company shall provide the Holders with written notice of the effectiveness of a Shelf Registration Statement; provided that no such notice shall be required if such Shelf Registration Statement is an Automatic Shelf Registration Statement.

(b) Resale Registration Opt-Out. Any Holder may deliver advance written notice (a “Resale Opt-Out Notice”) to the Company requesting that such Holder not be included in a Shelf Registration Statement filed pursuant to Section 2.1(a). Following receipt of a Resale Opt-Out Notice from a Holder, the Company shall not be required to include the Registrable Securities of such Holder in such Shelf Registration Statement.

(c) Failure to Become Effective. If a Shelf Registration Statement required by Section 2.1(a) does not become or is not declared effective within 120 days after the Filing Date (the “Target Effective Date”), then the Holders shall be entitled to a payment (with respect to each of the Holder’s Registrable Securities which are included in such Shelf Registration Statement), as liquidated damages and not as a penalty, (i) for each non-overlapping 30-day period for the first 60 days following the Target Effective Date, an amount equal to (A) 0.25% times (B) the product of (x) the Purchased Share Price times (y) the number of Registrable Securities, then held by such Holder and included on such Shelf Registration Statement (such product of (x) and (y) being the “Liquidated Damages Multiplier”), and (ii) for each non-overlapping 30-day period beginning on the 61st day following the Target Effective Date, with such payment amount increasing by an additional amount equal to 0.25% times the Liquidated Damages Multiplier per non-overlapping 30-day period for each subsequent 60 days (i.e., 0.5% for 61-120 days, 0.75% for 121-180 days, and 1.0% thereafter) up to a maximum amount equal to 1.0% times the Liquidated Damages Multiplier per non-overlapping 30-day period (the “Liquidated Damages”), until such time as the Shelf Registration Statement is declared effective or there are no longer any Registrable Securities outstanding. The Liquidated Damages shall accrue on a daily basis and be paid to the Sellers in cash within ten Business Days of the end of such 30-day period. Any Liquidated Damages shall be paid to the Sellers in immediately available funds. For the avoidance of doubt, nothing in this Section 2.1(c) shall relieve the Company from its obligations under Section 2.1(a).

(d) Waiver of Liquidated Damages. If the Company is unable to cause a Shelf Registration Statement to become effective by the Target Effective Date as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then the Company may request a waiver of the Liquidated Damages, which may be granted by the consent of the majority of Holders that have been included on such Shelf Registration Statement, in their sole discretion, and which such waiver shall apply to all the Holders included on such Shelf Registration Statement.

(e) Delay Rights. Notwithstanding anything to the contrary contained herein, the Company may delay the filing of a Shelf Registration Statement required by Section 2.1(a) and may, upon written notice to any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (i) the

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Company is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Company determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) the Company has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Company, would materially and adversely affect the Company; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of 60 days in any 180 day period. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.2 Piggyback Registration.

(a) Participation. If the Company proposes to file (A) a registration statement under the Securities Act providing for the public offering of Common Stock, for its own account or for the account of a selling stockholder, for sale to the public in an Underwritten Offering, excluding a registration statement on Form S-4 or Form S-8 promulgated under the Securities Act (or any successor forms thereto), a registration statement for the sale of Common Stock issued upon conversion of debt securities or any other form not available for registering the Registrable Securities for sale to the public, or (B) a prospectus supplement to an effective Shelf Registration Statement, so long as the Company is a WKSI at such time or, whether or not the Company is a WKSI, so long as the Registrable Securities were previously included in the underlying Shelf Registration Statement, then, in each case with respect to an Underwritten Offering of Common Stock, the Company will notify each Holder of the proposed filing and afford each Holder an opportunity to include in such Underwritten Offering all or any part of the Registrable Securities then held by such Holder (the “Included Registrable Securities”) that may properly be offered on such registration statement (a “Piggyback Registration”). Each Holder of Registrable Securities agrees that the fact that such a notice has been delivered shall constitute confidential information and such Holder agrees not to disclose that such notice has been delivered or effect any public sale or distribution of Common Stock until the earlier of (i) the date that the applicable registration statement or prospectus supplement has been filed with the Commission and (ii) 20 days after the date of such notice. Each Holder desiring to include in such Piggyback Registration all or part of such Registrable Securities held by such Holder that may be included in such Piggyback Registration shall, within three Business Days after receipt of the above-described notice from the Company in the case of a filing of a registration statement and within two Business Days after the day of receipt of the above-described notice from the Company in the case of a filing of a prospectus supplement to an effective Shelf Registration Statement with respect to a Piggyback Registration, so notify the Company in writing, and in such notice shall inform the Company of the number of shares of Registrable Securities such Holder wishes to include in such Piggyback Registration and provide the Company with such information with respect to such Holder as shall be reasonably necessary in order to assure compliance with federal and applicable state securities Laws. If no request for inclusion from a Holder is received within the time period specified in this Section 2.2(a), such Holder shall have

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no further right to participate in such Piggyback Registration. For the avoidance of doubt, the Company shall not be required to register any Registrable Securities upon the request of any Holder pursuant to a Piggyback Registration, or to permit the related prospectus or prospectus supplement to be used, in connection with any offering or transfer of Registrable Securities by a Holder other than pursuant to an Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Company shall determine for any reason not to undertake or to delay such Underwritten Offering, the Company may, at its election, give written notice of such determination to the Selling Holders and (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Holder may deliver written notice (a “Piggyback Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of a Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not be required to deliver any notice to such Holder pursuant to this Section 2.2(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by the Company pursuant to this Section 2.2(a).

(b) Priority of Piggyback Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of shares of Common Stock included in a Piggyback Registration advise the Company that the total shares of Common Stock which the Selling Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of Common Stock offered or the market for the Common Stock, then the Common Stock to be included in such Underwritten Offering shall include the number of shares of Common Stock that such Managing Underwriter or Underwriters advise the Company can be sold without having such adverse effect, with such number to be allocated (i) first, to the Company and (ii) second, pro rata among the Selling Holders and any other Persons who have been or are granted registration rights on or after the date of this Agreement (the “Other Holders”) who have requested participation in the Piggyback Registration (based, for each such Selling Holder or Other Holder, on the percentage derived by dividing (A) the number of shares of Common Stock proposed to be sold by such Selling Holder or such Other Holder in such offering; by (B) the aggregate number of shares of Common Stock proposed to be sold by all Selling Holders and all Other Holders in the Piggyback Registration).

(c) General Procedures. In connection with any Underwritten Offering, the Company shall be entitled to select the Managing Underwriter or Underwriters. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder shall be obligated to enter into an underwriting agreement with the Managing Underwriter or Underwriters which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires,

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powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by Law. If any Selling Holder disapproves of the terms of an Underwritten Offering, such Selling Holder may elect to withdraw therefrom by notice to the Company and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the time of pricing of such Underwritten Offering to be effective. No such withdrawal or abandonment shall affect the Company’s obligation to pay Registration Expenses.

Section 2.3 Sale Procedures. In connection with its obligations under this Article II, the Company will, as promptly as practicable:

(a) subject to Section 2.1(e), prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep a Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by a Shelf Registration Statement;

(b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto (other than any amendment or supplement resulting from the filing of a document incorporated by reference therein), upon request, copies of reasonably complete drafts of all such documents proposed to be filed (excluding exhibits and any document incorporated by reference therein), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Shelf Registration Statement or such other registration statement and the prospectus included therein or any such supplement or amendment thereto, and (ii) such number of copies of such Shelf Registration Statement or such other registration statement and the prospectus included therein and any such supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or any other registration statement;

(c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders shall reasonably request, provided that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

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(d) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus included therein or any amendment or supplement thereto (other than any amendment or supplement resulting from the filing of a document incorporated by reference therein), and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, in each case other than an Automatic Shelf Registration Statement, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to such Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(e) immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus contained in a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplemental amendment thereto, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of such Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice but subject to Section 2.1(e), the Company agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the Effective Date of such registration statement, which earnings statement shall satisfy the provisions of Section l1(a) of the Securities Act and Rule 158 promulgated thereunder;

(g) make available to the appropriate representatives of the Selling Holders access to such information and the Company personnel as is reasonable and customary to enable such parties and their representatives to establish a due diligence defense under the Securities Act; provided that the Company need not disclose any non-public information to any such representative unless and until the Selling Holders and such representatives have entered into a confidentiality agreement with the Company;

(h) use all commercially reasonable efforts to procure customary legal opinions and auditor “comfort” letters in connection with the sale of Registrable Securities by any Selling Holder utilizing the Shelf Registration Statement;

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(i) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed;

(j) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(k) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the Effective Date; and

(l) if reasonably requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities by such Selling Holder, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (e) of this Section 2.3, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.3 or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will deliver to the Company (at the Company’s expense) all copies in its possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus and any prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.

Section 2.4 Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in the Shelf Registration Statement or in an Underwritten Offering under Article II of this Agreement if such Selling Holder has failed to timely furnish such information which, in the opinion of counsel to the Company, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.5 Restrictions on Public Sale by Holders of Registrable Securities. Regardless of whether a Holder elects to include shares of Common Stock that constitute Registrable Securities in an Underwritten Offering, each Holder of Registrable Securities hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, directly or indirectly sell, offer to sell (including any short sale or hedging or similar transaction with the same economic effect as a sale), grant any option or otherwise transfer or dispose of any Registrable Securities or other securities of the Company or any securities convertible into or exchangeable or exercisable for Common Stock of the Company

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then owned by such Holder during the period beginning 14 days prior to the expected date of “pricing” of such offering and continuing for a period not to exceed 90 days following the effective date of a registration statement for an Underwritten Offering or the date of a prospectus supplement filed with the Commission with respect to the pricing of an Underwritten Offering, other than the sale or distribution of shares of Common Stock that constitute Registrable Securities in such Underwritten Offering; provided, however, that such period shall in no event be greater than that which applies to executive officers and directors of the Company. In order to enforce the foregoing covenant, the Company shall have the right to impose stop transfer instructions with respect to the Registrable Securities and such other securities of each Holder (and the securities of every other Person subject to the foregoing restriction) until the end of such period.

Section 2.6 Expenses.

(a) Certain Definitions. “Registration Expenses” means all expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Shelf Registration Statement pursuant to Section 2.1 or a Piggyback Registration pursuant to Section 2.2, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and NASDAQ fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, including, transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. Except as otherwise provided in Section 2.7, the Company shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder. In addition, the Company shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities.

(b) Expenses. The Company will pay all reasonable Registration Expenses in connection with a Shelf Registration Statement or a Piggyback Registration, whether or not any sale is made pursuant to such Shelf Registration Statement or Piggyback Registration. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.7 Indemnification.

(a) By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, employees, agents and managers, and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees, agents and managers, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect

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thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Company will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder or such controlling Person in writing expressly for inclusion in the Shelf Registration Statement or such other registration statement, or prospectus supplement, as applicable.

(b) By Each Selling Holder. Each Selling Holder agrees to, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, employees and agents and each Person, if any, who controls the Company within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.7(c) except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.7(c) for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal

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defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, the indemnifying party shall not settle any indemnified claim without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete release from liability of, and does not contain any admission of wrong doing by, the indemnified party.

(d) Contribution. If the indemnification provided for in this Section 2.7 is held by a court or government agency of competent jurisdiction to be unavailable to the Company or any Selling Holder or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of such Selling Holder on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.7 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.8 Transfer or Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities granted to the Sellers by the Company under this Article II may be transferred or assigned by each Seller only to one or more transferee(s) or assignee(s) of such Registrable Securities who are Affiliates of such Seller. The Company shall be given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and each such transferee shall assume in writing responsibility for its obligations of such Seller under this Agreement.

Section 2.9 Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

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ARTICLE III

MISCELLANEOUS

Section 3.1 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, e-mail, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)	If to a Seller, to such address indicated on Schedule A attached hereto.

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin Street

Suite 2500

Houston, Texas 77002

Attention: W. Matthew Strock

E-mail: mstrock@velaw.com

(b)	If to the Company:

Patterson-UTI Energy, Inc.

10713 W. Sam Houston Pkwy N, Suite 800

Houston, Texas 77064

Attention: ________________

E-mail: _________________

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1221 McKinney Street, 37th Floor

Houston, Texas 77010-2046

Attention: Tull R. Florey

E-mail: tflorey@gibsondunn.com

or, if to a transferee of a Seller, to the transferee at the address provided pursuant to Section 2.8. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt if sent via e-mail; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 3.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.3 Assignment of Rights. All or any portion of the rights and obligations of any Seller under this Agreement may be transferred or assigned by such Seller in accordance with Section 2.8.

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Section 3.4 Recapitalization (Exchanges, etc. Affecting the Common Stock). The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

Section 3.5 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Texas state or federal court sitting in Harris County, Texas (or, if such court lacks subject matter jurisdiction, in any appropriate Texas state or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 3.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 3.7 Governing Law, Submission to Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Texas. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined any Texas state or federal court sitting in Harris County, Texas (or, if such court lacks subject matter jurisdiction, in any appropriate Texas state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to

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judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 3.8 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.9 Severability of Provisions. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 3.10 Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

Section 3.11 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the Company and a majority of Holders.

Section 3.12 No Presumption Against the Drafting Party. The Company and each of the Sellers acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 3.13 Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience or reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PATTERSON-UTI ENERGY, INC.

By:
Name:
Title:

THE SELLERS:

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Schedule A

The Sellers

[To come, with addresses]

Schedule A